                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                               VERIFONE, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

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    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

                                     [LOGO]

                               THREE LAGOON DRIVE
                         REDWOOD CITY, CALIFORNIA 94065

                                                                  March 27, 1997

Dear Stockholder:

    On behalf of VeriFone, Inc. (the "Company"), I cordially invite you to attend the Annual Meeting of Stockholders to be held on May 9, 1997, at 10:00 a.m. local time, at the Stanford Park Hotel, 100 El Camino Real, Menlo Park, California 94025. At the meeting, stockholders will be asked to elect directors, approve amendments to the Company's employee stock option plans and employee stock purchase plan, approve the adoption of an employee restricted stock bonus plan, and ratify the selection of Ernst & Young LLP as the Company's independent auditors for 1997. The accompanying Notice and Proxy Statement describe these proposals. We urge you to read this information carefully.

    The directors and officers of the Company hope that as many stockholders as possible will be present at the meeting. Because the vote of each stockholder is important, we ask that you sign and return the enclosed proxy card in the envelope provided, whether or not you now plan to attend the meeting. This will not affect your right to attend the meeting or to change your vote at the meeting.

    We appreciate your cooperation and interest in the Company. To assist us in preparation for the meeting, please return your proxy card at your earliest convenience.

                                          Sincerely,
                                          /s/ Hatim A. Tyabji,
                                          CHAIRMAN OF THE BOARD,
                                          PRESIDENT AND CHIEF
                                          EXECUTIVE OFFICER

                                     [LOGO]

                               THREE LAGOON DRIVE
                         REDWOOD CITY, CALIFORNIA 94065

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 9, 1997

                            ------------------------

To the Stockholders of VeriFone, Inc.:

    NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Annual Meeting") of VeriFone, Inc., a Delaware corporation (the "Company"), will be held on May 9, 1997, at 10:00 a.m. local time, at the Stanford Park Hotel, 100 El Camino Real, Menlo Park, California 94025, for the following purposes:

    1. To elect three Class I directors to serve until the 2000 Annual Meeting of Stockholders and until each director's successor is elected and qualified;

    2. To approve the Company's Incentive Stock Option Plan and 1987 Supplemental Stock Option Plan, as amended, to increase the number of shares issuable pursuant to options granted under such plans by 1,440,000 shares;

    3. To approve the Company's Employee Stock Purchase Plan, as amended, to increase the number of shares issuable pursuant to such plan by 480,000 shares;

    4. To approve the adoption of the Company's Employee Restricted Stock Bonus Plan, which provides for the issuance under such plan of 100,000 shares;

    5. To ratify the selection of Ernst & Young LLP as the Company's independent auditors for 1997; and

    6. To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

    The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

    The Board of Directors of the Company has fixed the close of business on March 7, 1997, as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and at any adjournment thereof.

                                          By Order of the Board of Directors

                                          /s/ William G. Barmeier
                                          SENIOR VICE PRESIDENT, GENERAL
                                          COUNSEL AND SECRETARY

Redwood City, California
March 27, 1997

  ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE-PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

                                 VERIFONE, INC.

                               THREE LAGOON DRIVE
                         REDWOOD CITY, CALIFORNIA 94065

                            ------------------------

                                PROXY STATEMENT

                             ---------------------

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

    The enclosed proxy is solicited on behalf of the Board of Directors (the "Board of Directors" or the "Board") of VeriFone, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held on May 9, 1997, at 10:00 a.m. local time (the "Annual Meeting") and at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the Stanford Park Hotel, 100 El Camino Real, Menlo Park, California 94025. The Company intends to mail this proxy statement and accompanying proxy on or about March 27, 1997, to all stockholders entitled to vote at the Annual Meeting.

SOLICITATION

    The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to stockholders. The Company has engaged the firm of McCormick & Pryor, Ltd. to assist the Company in the distribution and solicitation of proxies and has agreed to pay McCormick & Pryor, Ltd. a fee of $6,000 plus expenses for its services. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their name shares of the Company's common stock (the "Common Stock") beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail and by McCormick & Pryor, Ltd. may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services.

VOTING RIGHTS AND OUTSTANDING SHARES

    Only holders of record of Common Stock at the close of business on March 7, 1997 (the "Record Date") will be entitled to notice of and to vote at the Annual Meeting. At the close of business on the Record Date, the Company had outstanding and entitled to vote 23,310,685 shares of Common Stock. Each holder of record of Common Stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

    The presence at the Annual Meeting, in person or by proxy, of a majority of the outstanding shares of Common Stock as of the Record Date will constitute a quorum for transacting business at the Annual Meeting. Abstentions and broker non-votes are counted towards a quorum. Provided a quorum exists, directors will be elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the Annual Meeting, and the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required for approval of all other matters acted on by the stockholders at the Annual Meeting.

    All votes will be tabulated by the inspector of elections appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted towards the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes, whereas broker non-votes will not be counted for any purposes in determining whether a matter has been approved.

REVOCABILITY OF PROXIES

    Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company's principal executive office, Three Lagoon Drive, Redwood City, California 94065, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the Annual Meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

                                   PROPOSAL 1
                             ELECTION OF DIRECTORS

    The Company's Board of Directors is presently comprised of eight directors. In the event of a vacancy on the Board resulting from death, resignation, disqualification, removal or other causes, such vacancy shall be filled by either (i) the affirmative vote of the holders of a majority of the voting power of the then outstanding shares of capital stock of the Company entitled to vote generally in the election of directors voting together as a single class or (ii) the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board. Newly created directorships resulting from any increase in the number of directors shall, unless the Board determines by resolution that any such newly created directorship shall be filled by the stockholders, be filled only by the affirmative vote of the directors then in office, even though less than a quorum of the Board. Any director who is duly elected shall hold office for the remainder of the full term of the class of directors (explained below) in which the new directorship was created or the vacancy occurred and until such director's successor shall have been elected and qualified.

    The Company's Restated Certificate of Incorporation and Bylaws provide that the Company's Board of Directors shall be divided into three classes, with Class II presently consisting of two directors and Classes I and III each presently consisting of three directors, and each class having a staggered term of three years. The term of office of the Class I directors expires at the Annual Meeting. To fill the positions held by these directors, the Board has nominated three persons for election as Class I directors: John R. C. Porter, Clinton V. Silver and A. Michael Spence, all of whom are currently directors of the Company, with Messrs. Porter and Spence having been elected by the stockholders and Mr. Silver having been elected by the directors. If elected at the Annual Meeting, each of the nominees would serve until the 2000 Annual Meeting and until his successor is elected and qualified or until such director's earlier death, resignation or removal.

    Shares of Common Stock represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nominees named below. If any nominee should become unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unavailable to serve.

    Set forth below is biographical information for each person nominated and each person whose term of office as a director will continue after the Annual Meeting.

    NOMINEES FOR ELECTION AS CLASS I DIRECTORS FOR A THREE-YEAR TERM EXPIRING AT THE 2000 ANNUAL MEETING

    JOHN R. C. PORTER

    Mr. Porter, age 44, has been a director of the Company since 1985 and was Chairman of the Board from 1985 until 1986. He has been Chairman of the Board of Directors of Cast Alloys, Inc., a precision stainless steel foundry with operations in California and Mexico, since 1986. He has also been Chairman of the Board of Party America, Inc., a specialty retailer in California, Utah and Colorado, since 1990.

    CLINTON V. SILVER

    Mr. Silver, age 67, has been a director of the Company since 1997. He is currently a consultant in the retailing industry. From 1991 to 1994, he was Deputy Chairman and Joint Managing Director of Marks & Spencer Plc., a retailing firm. Mr. Silver is a director of three other public companies: Hillsdown Holdings Plc., Pentland Group Plc. and Tommy Hilfiger Corp.

    A. MICHAEL SPENCE

    Dr. Spence, age 53, has been a director of the Company since 1992. He has been the Dean of the Stanford Graduate School of Business since 1990. From 1984 until 1990, he was Dean of the Faculty of Arts and Sciences at Harvard University. Dr. Spence is a director of five other public companies: BankAmerica Corporation, General Mills, Inc., Nike, Inc., Siebel Systems and Sun Microsystems, Inc.

    MANAGEMENT RECOMMENDS A VOTE IN FAVOR OF EACH NAMED NOMINEE.

CLASS II DIRECTORS CONTINUING IN OFFICE UNTIL THE 1998 ANNUAL MEETING

    H. H. HAIGHT IV

    Mr. Haight, age 63, has been a director of the Company since 1986. He has been Senior Vice President of Advent International Corporation, an international investment company, since 1985. Mr. Haight is a director of two other public companies: Genelabs Technologies, Inc., and China Treasure Telecom, Ltd.

    J. ROBERT HARCHARIK

    Mr. Harcharik, age 56, has been a director of the Company since 1995. He is currently an independent consultant in the telecommunications industry. From 1993 to 1995, he was General Manager of the Data Services Division, MCI Telecommunications. From 1986 to 1993, he was an independent consultant in the telecommunications industry, and prior to 1986, he held several senior positions in the telecommunications industry, including President of MCI Digital Information Services Company from 1982 to 1986, President of Tymnet from 1978 to 1981, and Co-Founder, Vice President and Director of Comnet from 1967 to 1972.

CLASS III DIRECTORS CONTINUING IN OFFICE UNTIL THE 1999 ANNUAL MEETING

    THOMAS E. PETERSON

    Mr. Peterson, age 61, has been a director of the Company since 1996. He has been Vice Chairman of BankAmerica Corporation and Bank of America NT&SA since 1990, and held various other senior management positions with BankAmerica Corporation and Bank of America NT&SA from 1987 to 1990. Mr. Peterson is a director of another public company, BankAmerica Merchant Services, Inc., and is a director of Visa International and Visa U.S.A.

    HATIM A. TYABJI

    Mr. Tyabji, age 52, has been a director of the Company since 1986. He has also served as President and Chief Executive Officer of the Company since 1986 and as Chairman of the Board since 1992.

    R. ELTON WHITE

    Mr. White, age 54, has been a director of the Company since 1996. He is currently a private investor. He was President of NCR Corporation from 1991 to 1994, and held various other senior management positions with NCR Corporation from 1967 to 1991. Mr. White is a director of three other public companies:
Duriron Corporation, Keithley Instruments, Inc. and Kohl's Corporation.

BOARD COMMITTEES AND MEETINGS

    During 1996, the Board of Directors held four meetings and had several standing Committees, including an Audit Committee and a Compensation Committee. No incumbent Board member attended fewer than 75 percent of the aggregate of (i) the total number of meetings of the Board of Directors which such director was eligible to attend during 1996 and (ii) the total number of meetings held by any committee of the Board upon which such director served and was eligible to attend during 1996.

    The Audit Committee reviews services provided by the Company's independent auditors, reviews and evaluates the Company's accounting system and its system of internal controls, and performs other related duties delegated to such committee by the Board. The Audit Committee met three times during 1996. The Audit Committee presently consists of Mr. Haight, Mr. Peterson and Mr. Porter.

    The Compensation Committee performs such duties regarding compensation for employees as the Board may delegate to such committee from time to time. The Compensation Committee met five times during 1996. The Compensation Committee presently consists of Mr. Harcharik, Dr. Spence and Mr. White. The Board has delegated to Mr. Tyabji the authority to grant stock options under the Company's employee stock option plans to Company employees who are not executive officers, provided such grants are in accordance with guidelines approved by the Compensation Committee.

    The Company has a procedure for considering director nominees recommended by stockholders. A stockholder may nominate one or more persons for election as directors at a meeting only if the stockholder has given timely notice in proper written form of his intent to make such nomination or nominations. To be timely, a stockholder's notice must be delivered to or mailed and received by the Secretary of the Company not later than 90 days prior to such meeting; provided, however, that in the event that less than 100 days' notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be received not later than the close of business on the tenth day following the date on which such notice of the date of such meeting was mailed or such public disclosure was made. To be in proper written form, a stockholder's notice to the Secretary shall set forth: (i) the name and address of the stockholder who intends to make the nominations and, as the case may be, of the person or persons to be nominated; (ii) a representation that the stockholder is a holder of record of Common Stock entitled to vote at such meeting and, if applicable, intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) if applicable, a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (iv) such other information regarding each nominee to be proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission ("SEC") had the nominee been nominated, or intended to be nominated, by the Board of Directors and (v) the consent of each nominee to serve as director of the Company if so elected. The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    From August 1995 until July 1996, Mr. Tyabji, who is a director and the Chief Executive Officer and President of the Company, served as a director of CyberCash, Inc. and a member of the Compensation Committee of the CyberCash Board of Directors. Mr. Melton, a director of the Company until July 1996, is a director and the Chief Executive Officer of CyberCash, Inc.

                                   PROPOSAL 2
              APPROVAL OF EMPLOYEE STOCK OPTION PLANS, AS AMENDED

    In 1985, the Board of Directors adopted, and the stockholders subsequently approved, the Company's Incentive Stock Option Plan, and in 1987, the Board of Directors adopted, and the stockholders subsequently approved, the Company's 1987 Supplemental Stock Option Plan (collectively, as amended and restated, the "Employee Option Plans"). As a result of a series of amendments, at December 31, 1996, there were 7,075,000 shares of the Company's Common Stock authorized for issuance under the Employee Option Plans.

    At December 31, 1996, options (net of canceled or expired options) covering an aggregate of approximately 6,578,572 shares of the Company's Common Stock had been granted under the Employee Option Plans, and only approximately 496,428 shares (plus any shares that might in the future be returned to the plans as a result of cancellations or expiration of options) remained available for future grant under the Employee Option Plans. In January 1997, the Board approved an amendment to the Employee Option Plans, subject to stockholder approval, to increase the number of shares authorized for issuance under the Employee Option Plans from a total of 7,075,000 shares to 8,515,000 shares. The Board adopted this amendment to ensure that the Company can continue to grant stock options to employees at levels determined appropriate by the Board and the Compensation Committee. During the last fiscal year, under the Employee Option Plans, the Company granted to all current executive officers as a group options to purchase 279,500 shares at exercise prices of $32.63 to $50.75 per share and to all employees (excluding executive officers) as a group options to purchase 953,328 shares at exercise prices of $29.25 to $49.50 per share.

    Stockholders are requested in this Proposal 2 to approve the Employee Option Plans, as amended. If the stockholders fail to approve this Proposal 2, the number of shares authorized for issuance under the Employee Option Plans will not be increased. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting will be required to approve the Employee Option Plans, as amended.

    MANAGEMENT RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 2.

    The essential features of the Employee Option Plans are outlined below:

GENERAL DESCRIPTION AND PURPOSE

    The Employee Option Plans together provide for the grant of both incentive and nonstatutory stock options. Incentive stock options granted under the Employee Option Plans are intended to qualify as "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code (the "Code"). Nonstatutory stock options granted under the Employee Option Plans are intended not to qualify as incentive stock options under the Code. See "Federal Income Tax Information" below for a discussion of the tax treatment of incentive and nonstatutory stock options.

    The Employee Option Plans were adopted to provide a means by which selected directors, officers and employees of and consultants to the Company and its affiliates could be given an opportunity to purchase stock in the Company, to assist in retaining the services of employees holding key positions, to secure and retain the services of persons capable of filling such positions and to provide incentives for such persons to exert maximum efforts for the success of the Company.

    The Employee Option Plans, as amended prior to January 1997, provided that a total of 7,075,000 shares of the Company's Common Stock may be issued pursuant to options granted under the Employee Option Plans, subject to certain adjustments described below. If options granted under the Employee Option Plans expire or otherwise terminate without being exercised in full, the stock not purchased pursuant to such options again becomes available for issuance pursuant to exercises of options granted under the Employee Option Plans.

ADMINISTRATION

    The Employee Option Plans are administered by the Board of Directors of the Company. The Board has the power to construe and interpret the Employee Option Plans and, subject to the provisions of the Employee Option Plans, to determine the persons to whom and the dates on which options will be granted, the number of shares to be subject to each option, the time or times during the term of each option within which all or a portion of such option may be exercised, the exercise price, the type of consideration and other terms of the option. The Board of Directors is authorized to delegate administration of the Employee Option Plans to a committee composed of not fewer than two members of the Board, and with respect to grants to employees who are not executive officers of the Company, to a committee composed of one or more members of the Board. The Board has delegated administration of the Employee Option Plans to the Compensation Committee of the Board and has delegated to the Company's Chief Executive Officer the authority to grant stock options to employees who are not executive officers of the Company in accordance with guidelines approved by the Compensation Committee. As used herein with respect to the Employee Option Plans, the "Board" refers to the Compensation Committee as well as to the Board of Directors itself.

    Regulations under Section 162(m) of the Code require that the directors who serve as members of the Compensation Committee must be "outside directors" if option grants are to qualify as performance-based compensation. The Employee Option Plans provide that, in the Board's discretion, directors serving on the Committee will also be "outside directors" within the meaning of Section 162(m). This limitation excludes from the Compensation Committee (i) current employees of the Company, (ii) former employees of the Company receiving compensation for past services (other than benefits under a tax-qualified pension plan), (iii) current and former officers of the Company, (iv) certain directors currently receiving direct or indirect remuneration from the Company in any capacity (other than as a director), and (v) any person who is otherwise not considered an "outside director" for purposes of Section 162(m). The Company's Compensation Committee is composed of outside directors.

ELIGIBILITY FOR GRANT OF OPTIONS

    Only selected key employees (including officers) of the Company and its affiliates are eligible to receive incentive stock options under the Incentive Stock Option Plan. Selected key employees (including officers) and consultants of the Company and its affiliates are eligible to receive nonstatutory stock options under the 1987 Supplemental Stock Option Plan. Directors who are not salaried employees of or consultants to the Company or to any affiliate of the Company are not eligible to participate in the Incentive Stock Option Plan, and any director must expressly be made eligible to participate in the 1987 Supplemental Stock Option Plan. As of December 31, 1996, approximately 2,022 persons were eligible to participate under the Employee Option Plans.

    No incentive stock option may be granted under the Incentive Stock Option Plan to any person who, at the time of the grant, owns (or is deemed to own) stock possessing more than 10 percent of the total combined voting power of the Company or any affiliate of the Company, unless the option exercise price is at least 110 percent of the fair market value of the stock subject to the option on the date of grant, and the term of the option does not exceed five years from the date of grant. Furthermore, the aggregate fair market value, determined at the time of grant, of the shares of Common Stock with respect to which incentive stock options are exercisable for the first time by an optionee during any calendar year (under all such plans of the Company and its affiliates) may not exceed $100,000.

    The Employee Option Plans contain an annual per-employee limitation that no employee may be granted options during a calendar year to purchase more than 750,000 shares of the Company's Common Stock. The purpose of this limitation is generally to permit the Company to continue to be able to deduct for tax purposes the compensation attributable to the exercise of options granted under the Employee Option Plans or certain dispositions of stock purchased by the exercise of such options.

TERMS OF OPTIONS

    The following is a description of the permissible terms of options under the Employee Option Plans. Individual option grants may be more restrictive as to any or all of the permissible terms described below.

    EXERCISE PRICE; PAYMENT. The exercise price of incentive stock options under the Incentive Stock Option Plan may not be less than the fair market value of the Common Stock subject to the option on the date of the option grant, and in some cases (see "Eligibility" above), may not be less than 110 percent of such fair market value. The exercise price of nonstatutory options under the 1987 Supplemental Stock Option Plan may not be less than the fair market value of the Common Stock subject to the option on the date of the option grant. At March 14, 1997, the closing price of the Company's Common Stock as reported on the New York Stock Exchange was $36.50 per share.

    The exercise price of options granted under the Employee Option Plans must be paid either: (a) in cash at the time the option is exercised; or (b) at the discretion of the Board, (i) by delivery of other Common Stock of the Company,
(ii) pursuant to a deferred payment arrangement or (iii) in any other form of legal consideration acceptable to the Board.

    OPTION EXERCISE. Options granted under the Employee Option Plans may become exercisable in cumulative increments ("vest") as determined by the Board. Shares covered by currently outstanding options under the Employee Option Plans typically vest in equal monthly or quarterly installments over four years (i.e., a cumulative 25 percent per year) during the optionee's employment or services as a director or consultant. Shares covered by options granted in the future under the Employee Option Plans may be subject to different vesting terms. The Board has the power to accelerate the time during which an option may be exercised. In addition, options granted under the Employee Option Plans may permit exercise prior to vesting, but in such event the optionee may be required to enter into an early exercise stock purchase agreement that allows the Company to repurchase shares not yet vested at the optionee's cost. To the extent provided by the terms of an option, an optionee may satisfy any federal, state or local tax withholding obligation relating to the exercise of such option by a cash payment upon exercise, by authorizing the Company to withhold a portion of the stock otherwise issuable to the optionee, by delivering already-owned stock of the Company, or by a combination of these means.

    TERM. The maximum term of options under the Employee Option Plans is 10 years, except that in certain cases (see "Eligibility" above) the maximum term for incentive stock options is five years. Options under the Employee Option Plans generally terminate three months after the optionee ceases to provide services to the Company or any affiliate of the Company, except as follows: (a) the termination of employment is due to such person's permanent and total disability (as defined in the Code), in which case options generally terminate one year following such termination (and most options granted within the last 18 months generally terminate three years following such termination); (b) the optionee dies while employed by the Company or any affiliate of the Company, in which case options generally may be exercised (to the extent the option was exercisable at the time of the optionee's death) within 18 months of the optionee's death by the person or persons to whom the rights to such option pass by will or by the laws of descent and distribution (and most options granted within the last 18 months generally may be exercised for three years following such termination); (c) the optionee retires from service with the Company after having reached age 55, in which case most options granted within the last 18 months generally may be exercised for three years following retirement; (d) the optionee is terminated with cause, in which case most options granted within the last 18 months generally may be exercised for only 30 days following such termination; (e) termination of service is involuntary (or for good cause as defined) and occurs within one year of the date of a change in control of the Company's ownership, in which case most options granted within the last 18 months generally may be exercised for three years following such termination; or
(f) termination of service occurs as a result of a reduction in force initiated by the Company or an affiliate, in which case most options granted within the last 18 months generally may be exercised for 180 days following such termination. Individual options by their terms may provide for exercise for longer or shorter periods of time following termination of service. The option term may also be extended in the event that exercise of the option within these periods is prohibited by law or Company policy for specified reasons or would result in liability under Section 16(b) promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

ADJUSTMENT PROVISIONS

    If there is any change in the stock subject to the Employee Option Plans or subject to any option granted under the Employee Option Plans (through merger, consolidation, reorganization, recapitalization, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or similar transaction), the Employee Option Plans and options outstanding thereunder will be appropriately adjusted as to the type of security and the maximum number of shares subject to such plan, the maximum number of shares which may be granted to on an annual basis and the type of security or other property, number of shares and price per share of stock subject to such outstanding options.

EFFECT OF CERTAIN CORPORATE EVENTS

    The Employee Option Plans provide that, in the event of a dissolution or liquidation of the Company, sale of assets, specified type of merger or other corporate reorganization, to the extent permitted by law, any surviving corporation will be required either to assume options outstanding under the Employee Option Plans or to substitute similar options for those outstanding under such plan, or the time during which such options may be exercised shall be accelerated and the options terminated if not exercised during such time, or such outstanding options will continue in full force and effect. The acceleration of an option in the event of an acquisition or similar corporate event may be viewed as an anti-takeover provision, which may have the effect of discouraging a proposal to acquire or otherwise obtain control of the Company. In addition, options granted within the last 18 months generally provide that unvested options will vest in full upon an involuntary termination without cause (or a voluntary termination for good cause) within one year of a change in control (as such terms are defined in the option grant).

DURATION, AMENDMENT AND TERMINATION

    The Board may suspend or terminate the Employee Option Plans without stockholder approval or ratification at any time or from time to time. Unless sooner terminated, the Employee Option Plans will terminate on December 31, 2005.

    The Board may also amend the Employee Option Plans at any time or from time to time. However, no amendment will be effective unless approved by the stockholders of the Company within 12 months before or after its adoption by the Board if the amendment would: (a) modify the requirements as to eligibility for participation (to the extent such modification requires stockholder approval in order for the Plan to satisfy Section 422 of the Code, if applicable; (b) increase the number of shares reserved for issuance upon exercise of options; or
(c) change any other provision of the Plan in any other way if such modification requires stockholder approval in order to satisfy the requirements of Section 422 of the Code.

RESTRICTIONS ON TRANSFER

    Under the Employee Option Plans, an incentive stock option may not be transferred by the optionee otherwise than by will or by the laws of descent and distribution, and the transfer of a nonstatutory stock option is similarly restricted unless the Board provides for broader transferability in the optionee's particular agreement. In addition, shares subject to repurchase by the Company under an early exercise stock purchase agreement may be subject to restrictions on transfer which the Board deems appropriate.

FEDERAL INCOME TAX INFORMATION

    INCENTIVE STOCK OPTIONS. Incentive stock options under the Employee Option Plans are intended to be eligible for the favorable federal income tax treatment accorded "incentive stock options" under the Code.

    There generally are no federal income tax consequences to the optionee or the Company by reason of the grant or exercise of an incentive stock option. However, the exercise of an incentive stock option may increase the optionee's alternative minimum tax liability, if any.

    If an optionee holds stock acquired through exercise of an incentive stock option for at least two years from the date on which the option is granted and more than one year from the date on which the shares are transferred to the optionee upon exercise of the option, any gain or loss on a disposition of such stock will be long-term capital gain or loss. Generally, if the optionee disposes of the stock before the expiration of either of these holding periods (a "disqualifying disposition"), at the time of disposition, the optionee will realize taxable ordinary income equal to the lesser of (a) the excess of the stock's fair market value on the date of exercise over the exercise price, or
(b) the optionee's actual gain, if any, on the purchase and sale. The optionee's additional gain, or any loss upon the disqualifying disposition, will be a capital gain or loss which will be long-term or short-term depending on whether the stock was held for more than one year. Long-term capital gains currently are generally subject to lower tax rates than ordinary income. The maximum capital gains rate for federal income tax purposes is currently 28 percent while the maximum ordinary income rate is effectively 41.05 percent at the present time. Slightly different rules may apply to optionees who acquire stock subject to certain repurchase options or who are subject to Section 16(b) of the Exchange Act.

    To the extent the optionee recognizes ordinary income by reason of a disqualifying disposition, the Company will generally be entitled (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code, and the satisfaction of a tax reporting obligation) to a corresponding business expense deduction in the tax year in which the disqualifying disposition occurs.

    NONSTATUTORY STOCK OPTIONS. Nonstatutory stock options granted under the Employee Option Plans generally have the following federal income tax consequences:

    There are no tax consequences to the optionee or the Company by reason of the grant of a nonstatutory stock option. Upon exercise of a nonstatutory stock option, the optionee normally will recognize taxable ordinary income equal to the excess of the stock's fair market value on the date of exercise over the option exercise price. Generally, with respect to employees, the Company is required to withhold from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation, the Company will generally be entitled to a business expense deduction equal to the taxable ordinary income realized by the optionee. Upon disposition of the stock, the optionee will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income upon exercise of the option. Such gain or loss will be long or short-term depending on whether the stock was held for more than one year. Slightly different rules may apply to optionees who acquire stock subject to certain repurchase options or who are subject to Section 16(b) of the Exchange Act.

    POTENTIAL LIMITATION ON COMPANY DEDUCTIONS. As part of the Omnibus Budget Reconciliation Act of 1993, the U.S. Congress amended the Code to add Section 162(m), which denies a deduction to any publicly held corporation for compensation paid to certain employees in a taxable year to the extent that compensation exceeds $1,000,000 for a covered employee. It is possible that compensation attributable to stock options, when combined with all other types of compensation received by a covered employee from the Company, may cause this limitation to be exceeded in any particular year.

    Certain kinds of compensation, including qualified "performance-based compensation," are disregarded for purposes of the deduction limitation. In accordance with Treasury regulations issued under Section 162(m), compensation attributable to stock options will qualify as performance-based compensation, provided that the option is granted by a committee comprised solely of two or more "outside directors" and: (i) the option plan contains a per-employee limitation on the number of shares for which options may be granted during a specified period, the per-employee limitation is approved by the stockholders, and the exercise price of the option is no less than the fair market value of the stock on the date of grant; or (ii) the option is granted (or becomes exercisable) only upon the achievement (as certified by the committee of outside directors) of an objective performance goal established by that committee while the outcome is substantially uncertain and the stockholders approve the option grant. As noted above, the Employee Option Plans contain a per-employee limitation on the number of shares for which options may be granted annually and are intended to qualify as "performance-based" compensation.

                                   PROPOSAL 3
              APPROVAL OF EMPLOYEE STOCK PURCHASE PLAN, AS AMENDED

    In 1990, the Board of Directors adopted, and the stockholders subsequently approved, the Company's Employee Stock Purchase Plan (as amended and restated, the "Employee Purchase Plan"). As a result of a series of amendments, at December 31, 1996, there were 1,000,000 shares of the Company's Common Stock authorized for issuance under the Employee Purchase Plan.

    As of February 1, 1997, the Company had issued 982,265 of these authorized shares, leaving 17,735 shares remaining to be issued under the Employee Purchase Plan. In January 1997, the Company's Board of Directors adopted an amendment to the Employee Purchase Plan, subject to stockholder approval, to increase the number of shares authorized for issuance by 480,000 shares. The purpose of this amendment is to ensure that the Company can continue to provide stock incentives to employees at levels determined appropriate by the Board. During the last fiscal year, shares were purchased in the amounts and at the weighted average prices per share under the Employee Purchase Plan as follows: Mr. Palmer, 1,039 shares ($24.02); Mr. Calvert, 942 shares ($26.50); Mr. Bertman, 732 shares ($25.60); all current executive officers as a group, 4,638 shares ($24.83) and all employees (excluding executive officers) as a group, 161,431 shares ($25.26).

    Stockholders are requested in this Proposal 3 to approve the Employee Purchase Plan, as amended. If the stockholders fail to approve this Proposal 3, the number of shares authorized for issuance under the Employee Purchase Plan will not be increased. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting will be required to approve the Employee Purchase Plan, as amended.

    MANAGEMENT RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 3.

    The essential features of the Employee Purchase Plan are outlined below:

GENERAL DESCRIPTION AND PURPOSE

    The purpose of the Employee Purchase Plan is to provide a means by which eligible employees of the Company (and any subsidiary of the Company designated by the Board of Directors to participate in the Employee Purchase Plan) may be given an opportunity to purchase Common Stock of the Company through payroll deductions, to assist the Company in retaining the services of its employees, to secure and retain the services of new employees, and to provide incentives for such persons to exert maximum efforts for the success of the Company.

    The rights to purchase Common Stock granted under the Employee Purchase Plan are intended to qualify as options issued under an "employee stock purchase plan" as that term is defined in Section 423(b) of the Code.

    The Employee Purchase Plan, as amended prior to January 1997, provided that a total of 1,000,000 shares of the Company's Common Stock may be issued pursuant to the Plan, subject to certain adjustments described below. As of February 1, 1997, the Company had issued 982,265 of the authorized shares under the Employee Purchase Plan, leaving 17,735 shares remaining to be issued. The Company's Board of Directors has amended the Employee Purchase Plan to increase the number of shares authorized for issuance by 480,000 shares, subject to stockholder approval. Accordingly, upon such approval, a total of 497,735 shares would be authorized for future issuance under the Employee Purchase Plan.

    If rights granted under the Employee Purchase Plan expire, lapse or otherwise terminate without being exercised, the Common Stock not purchased under such rights again becomes available for issuance under such plan.

ADMINISTRATION

    The Employee Purchase Plan is administered by the Board of Directors, which has the final power to construe and interpret the Employee Purchase Plan and the rights granted under it. The Board has the power, subject to the provisions of the Employee Purchase Plan, to determine when and how rights to purchase Common Stock of the Company will be granted, the provisions of each offering of such rights (which need not be identical), and whether any subsidiary of the Company shall be eligible to participate in such plan. The Board has delegated administration of the Employee Purchase Plan to the Compensation Committee of the Board. The Board may terminate this delegation of authority at any time and revest in the Board the administration of the Employee Purchase Plan.

ELIGIBILITY FOR PARTICIPATION

    Any person who is customarily employed at least 20 hours per week and 5 months per calendar year by the Company (or by any parent or subsidiary of the Company designated from time to time by the Board) on the first day of an offering period is eligible to participate in that offering under the Employee Purchase Plan, provided such employee has been in the continuous employ of the Company at least three months prior to the beginning of that offering period.

    Notwithstanding the foregoing, no employee is eligible for the grant of any rights under the Employee Purchase Plan if, immediately after such grant, the employee would own, directly or indirectly, stock possessing 5 percent or more of the total combined voting power or value of all classes of stock of the Company or of any parent or subsidiary of the Company (including any stock which such employee may purchase under all outstanding rights and options), nor will any employee be granted rights that would permit him to buy more than $25,000 worth of stock (determined at the fair market value of the shares at the time such rights are granted) under all employee stock purchase plans of the Company in any calendar year.

    As of December 31, 1996, approximately 2,407 employees of the Company or its subsidiaries were eligible to participate in the Employee Purchase Plan.

PARTICIPATION IN THE PLAN

    The Employee Purchase Plan is implemented by offerings, which need not be identical, of rights to all eligible employees from time to time by the Board.

    Eligible employees become participants in the Employee Purchase Plan by delivering to the Company, prior to the date selected by the Board as the offering date for the offering, an agreement authorizing payroll deductions of up to 15 percent of such employees' earnings during the purchase period.

PURCHASE OF STOCK

    The purchase price per share at which shares are sold in an offering under the Employee Purchase Plan is the lower of (a) 85 percent of the fair market value of a share of Common Stock on the date of commencement of the offering, or
(b) 85 percent of the fair market value of a share of Common Stock on the date of purchase.

    The purchase price of the shares is accumulated by payroll deductions over the offering period. At any time during the offering period, a participant may terminate his or her payroll deductions. A participant may not begin such payroll deductions after the beginning of any offering period, and may increase or reduce such payroll deductions during the offering period subject to restrictions determined by the Board. All payroll deductions made for a participant are credited to his or her account under the Employee

Purchase Plan and deposited with the general funds of the Company. A participant may not make any additional payments into such account.

    By executing an agreement to participate in the Employee Purchase Plan, the employee is entitled to purchase shares of Common Stock under such plan. In connection with offerings made under the Employee Purchase Plan, the Board may specify a maximum number of shares any employee may be granted the right to purchase and the maximum aggregate number of shares which may be purchased pursuant to such offering by all participants. If the aggregate number of shares to be purchased upon exercise of rights granted in the offering would exceed the maximum aggregate number, the Board would make a pro rata allocation of shares available in a uniform and equitable manner. Unless the employee's participation is discontinued, his right to purchase shares is exercised automatically on each specified exercise date during the offering period at the applicable price. See "Withdrawal" below.

WITHDRAWAL FROM PLAN

    While each participant in the Employee Purchase Plan is required to sign an agreement authorizing payroll deductions, the participant may withdraw from a given offering by terminating his or her payroll deductions and by delivering to the Company a notice of withdrawal from the Employee Purchase Plan. Such withdrawal may be elected at any time prior to the end of the applicable offering period.

    Upon any withdrawal from an offering by the employee, the Company will distribute to the employee his or her accumulated payroll deductions without interest, and such employee's interest in the offering will be automatically terminated. The employee is not entitled to again participate in such offering. An employee's withdrawal from an offering will not have any effect upon such employee's eligibility to participate in subsequent offerings under the Employee Purchase Plan.

TERMINATION OF EMPLOYMENT

    Rights granted pursuant to any offering under the Employee Purchase Plan terminate immediately upon cessation of an employee's employment for any reason, and the Company will distribute to such employee all of his or her accumulated payroll deductions, without interest, upon such termination.

EFFECT OF CERTAIN CORPORATE EVENTS

    In the event of a dissolution, liquidation, sale of assets, or specified type of merger or other reorganization of the Company, either the surviving corporation will assume the outstanding rights under the Employee Purchase Plan or substitute similar rights, such rights will continue in full force and effect, or the exercise date of any ongoing offering will be accelerated such that the outstanding rights may be exercised immediately prior to any such event.

DURATION, AMENDMENT AND TERMINATION

    The Board may suspend or terminate the Employee Purchase Plan at any time. Unless terminated earlier, the Employee Purchase Plan will terminate on January 25, 2000.

    The Board may amend the Employee Purchase Plan at any time. Any amendment of the Employee Purchase Plan must be approved by the stockholders within 12 months of its adoption by the Board if the amendment would (a) increase the number of shares of Common Stock reserved for issuance under the Employee Purchase Plan,
(b) modify the requirements relating to eligibility for participation in the Employee Purchase Plan (to the extent such modification requires stockholder approval under Section 423 of the Code), or (c) modify any other provision of the Employee Purchase Plan, if such modification requires stockholder approval under Section 423 of the Code.

    Rights granted before amendment or termination of the Employee Purchase Plan will not be impaired by any amendment or termination of such plan without consent of the person to whom such rights were granted.

RESTRICTIONS ON TRANSFER

    Rights granted under the Employee Purchase Plan are not transferable and may be exercised only by the person to whom such rights are granted, or, in the case of death, by the person designated by the decedent's will or the laws of descent and distribution.

FEDERAL INCOME TAX INFORMATION

    Rights granted under the Employee Purchase Plan are intended to qualify for favorable federal income tax treatment associated with rights granted under an employee stock purchase plan which qualifies under provisions of Section 423 of the Code.

    A participant will be taxed on amounts withheld for the purchase of shares as if such amounts were actually received. Other than this, no income will be taxable to a participant until disposition of the shares acquired, and the method of taxation will depend upon the holding period of the purchased shares.

    If the stock is disposed of at least two years after the beginning of the offering period and more than one year after the stock is transferred to the participant, then the lesser of (a) the excess of the fair market value of the stock at the time of such disposition over the exercise price or (b) 15% of the fair market value of the stock as of the beginning of the offering will be treated as ordinary income. Any further gain or any loss will be taxed as a long-term capital gain or loss. Net long-term capital gains for individuals are currently subject to a maximum marginal federal income tax rate of 28 percent, and the maximum marginal rate for ordinary income is effectively 41.05 percent at the present time.

    If the stock is sold or disposed of before the expiration of either of the holding periods described above, then the excess of the fair market value of the stock on the exercise date over the exercise price will be treated as ordinary income at the time of such disposition, and the Company may, in the future, be required to withhold income taxes relating to such ordinary income from other payments made to the participant. The balance of any gain will be treated as capital gain. Even if the stock is later disposed of for less than its fair market value on the exercise date, the same amount of ordinary income is attributed to the participant, and a capital loss is recognized equal to the difference between the sales price and the fair market value of the stock on such exercise date. Any capital gain or loss will be long or short-term depending on whether the stock has been held for more than one year.

    There are no federal income tax consequences to the Company by reason of the grant or exercise of rights under the Employee Purchase Plan. The Company is generally entitled to a deduction to the extent amounts are taxed as ordinary income to a participant by reason of a disposition before the expiration of the holding periods described above (subject to the requirement of reasonableness and the satisfaction of a reporting obligation).

                                   PROPOSAL 4
                APPROVAL OF EMPLOYEE RESTRICTED STOCK BONUS PLAN

    In January 1997, the Board of Directors adopted, subject to stockholder approval, the Company's Employee Restricted Stock Bonus Plan (the "Stock Bonus Plan"). There are 100,000 shares of the Company's Common Stock authorized for issuance under the Stock Bonus Plan.

    Stockholders are requested in this Proposal 4 to approve the Stock Bonus Plan. If the stockholders fail to approve this Proposal 4, no stock bonuses will be granted under the Stock Bonus Plan in the future and any stock bonuses already granted will automatically terminate. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting will be required to approve the Stock Bonus Plan.

    MANAGEMENT RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 4.

    The essential features of the Stock Bonus Plan are outlined below:

GENERAL DESCRIPTION AND PURPOSE

    The Stock Bonus Plan provides for the grant or issuance of restricted stock bonuses to selected employees of and consultants to the Company and its affiliates. See "Federal Income Tax Information" below for a discussion of the tax treatment of restricted stock bonuses granted under the Stock Bonus Plan.

    The Stock Bonus Plan was adopted to provide a means by which selected employees of and consultants to the Company and its affiliates (the "Participants") could be given an opportunity to benefit from increases in value of the stock of the Company through the granting of restricted stock bonuses, to assist in retaining the services of employees holding key positions and of consultants, to secure and retain the services of persons capable of filling such positions and to provide incentives for such persons to exert maximum efforts for the success of the Company.

    If any shares of the Company's Common Stock granted under the terms of a stock bonus shall for any reason be reacquired by the Company from the Participant under the terms of the stock bonus agreement, then the stock so reacquired shall revert to and again become available for issuance under the Stock Bonus Plan.

ADMINISTRATION

    The Stock Bonus Plan is administered by the Board of Directors of the Company. The Board has the power to construe and interpret the Stock Bonus Plan and, subject to the provisions of the Stock Bonus Plan, to determine which of the persons eligible under the Stock Bonus Plan shall be granted a stock bonus, when and how each stock bonus shall be granted, the terms and provisions of each stock bonus granted, including the time or times when a person shall be permitted to receive unrestricted stock pursuant to a stock bonus, and the number of shares with respect to which a stock bonus shall be granted to each person. The Board of Directors is authorized to delegate administration of the Stock Bonus Plan to a committee composed of not fewer than two members of the Board.

ELIGIBILITY FOR GRANT OF STOCK

    Stock bonuses may be granted to any person who is an employee or consultant of the Company or a parent or subsidiary corporation of the Company. The grant of a stock bonus shall be in the sole discretion of the Board or the committee of the Board to which the Board has delegated its authority.

TERMS OF STOCK BONUSES

    CONSIDERATION. A Participant shall not be required to pay any amount in exchange for the grant of a stock bonus. Eligible Participants may be awarded stock pursuant to a stock bonus agreement in consideration of past services actually rendered to the Company or for its benefit.

    REACQUISITION. Shares of the Common Stock sold or awarded under the Stock Bonus Plan may, but need not, be subject to a reacquisition option in favor of the Company in accordance with a vesting schedule determined by the Board. In the event a person ceases to be an employee of or ceases to serve as a consultant to the Company or parent or subsidiary of the Company, the Company may reacquire any or all of the shares of the Common Stock held by that person that have not vested as of the date of termination under the terms of the stock bonus agreement between the Company and such person.

ADJUSTMENT PROVISIONS

    If there is any change in the stock subject to the Stock Bonus Plan or subject to any award granted under the Stock Bonus Plan (through merger, consolidation, reorganization, recapitalization, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or similar transaction), the Stock Bonus Plan will be appropriately adjusted in the type(s) and number of securities or other property subject to such outstanding stock bonuses.

EFFECT OF CERTAIN CORPORATE EVENTS

    The Stock Bonus Plan provides that, in the event of a dissolution or liquidation of the Company, sale of assets, specified type of merger or other corporate reorganization, to the extent permitted by law, any surviving corporation will be required either to assume stock bonuses outstanding under the Stock Bonus Plan or to substitute similar stock bonuses for those outstanding under such plan, or such outstanding stock bonuses will continue in full force and effect, or the time over which the Company's reacquisition right lapses will be accelerated. The acceleration of the lapse of the Company's reacquisition right in the event of an acquisition or similar corporate event may be viewed as an anti-takeover provision, which may have the effect of discouraging a proposal to acquire or otherwise obtain control of the Company.

DURATION, AMENDMENT AND TERMINATION

    The Board may suspend or terminate the Stock Bonus Plan without stockholder approval or ratification at any time or from time to time.

    The Board may also amend the Stock Bonus Plan at any time or from time to time. However, no amendment will be effective unless approved by the stockholders of the Company within 12 months before or after its adoption by the Board if the amendment would: (a) increase the number of shares reserved for issuance; or (b) change any other provision of the Plan in any other way if such modification requires stockholder approval under applicable law. The Board may submit any other amendment to the Stock Bonus Plan for stockholder approval.

RESTRICTIONS ON TRANSFER

    Under the Stock Bonus Plan, no rights under a stock bonus agreement are transferable except where required by law or expressly authorized by the terms of the applicable stock bonus agreement.

FEDERAL INCOME TAX INFORMATION

    RESTRICTED STOCK BONUSES. Restricted stock bonuses granted under the Stock Bonus Plan generally have the following federal income tax consequences: Upon acquisition of stock under a restricted stock bonus award, the recipient normally will recognize taxable ordinary income equal to the stock's fair market value. However, to the extent the stock is subject to certain types of vesting restrictions, the taxable event will be delayed until the vesting restrictions lapse unless the recipient elects to be taxed on receipt of the stock. Generally, with respect to employees, the Company is required to withhold from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Subject to the requirement of reasonableness, Section 162(m) of the Code, and the satisfaction of a tax reporting obligation, the Company will generally be entitled to a business expense deduction equal to the taxable ordinary income realized by the recipient. Upon disposition of the stock, the recipient will recognize a capital gain or loss equal to the difference between the selling price and any amount recognized as ordinary income upon acquisition (or vesting) of the stock. Such gain or loss will be long or short-term depending on whether the stock was held for more than one year from the date ordinary income is measured. Slightly different rules may apply to persons who acquire stock subject to forfeiture under Section 16(b) of the Exchange Act.

    POTENTIAL LIMITATION ON COMPANY DEDUCTIONS. The Company does not intend that any income recognized by Participants with respect to a stock bonus granted under the Stock Bonus Plan satisfy the requirements for the exemption for "performance-based compensation" under Section 162(m) of the Code.

                                   PROPOSAL 5
               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

    The Board of Directors has selected Ernst & Young LLP as the Company's independent auditors for the Company's 1997 fiscal year and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has audited the Company's consolidated financial statements since 1984. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

    Stockholder ratification of the selection of Ernst & Young LLP as the Company's independent auditors is not required by the Company's Bylaws or otherwise. However, the Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Board in its discretion may direct the appointment of a different auditing firm at any time during the year if the Board determines that such a change would be in the best interests of the Company and its stockholders.

    The affirmative vote of holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of Ernst & Young LLP.

    MANAGEMENT RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 5.

          SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS

    The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of January 1, 1997 (except as otherwise noted) by (i) each director of the Company and nominee, (ii) each executive officer named in the table below labeled "Summary Compensation Table,"
(iii) all directors and executive officers of the Company as a group, and (iv) all those known by the Company to be beneficial owners of more than five percent of the Company's Common Stock. This table is based on information provided to the Company or filed with the SEC by the Company's directors, executive officers and principal stockholders. Unless otherwise indicated in the footnotes below, and subject to community property laws where applicable, each of the named persons has sole voting and investment power with respect to the shares shown as beneficially owned.

                                                                                    AMOUNT AND
                                                                                    NATURE OF       PERCENTAGE OF
                                                                                    BENEFICIAL       OUTSTANDING
                                                                                   OWNERSHIP OF     COMMON STOCK
BENEFICIAL OWNER                                                                 COMMON STOCK(1)        OWNED
-------------------------------------------------------------------------------  ----------------  ---------------
Kopp Investment Advisors, Inc.(2) .............................................       2,977,632           12.76%
6600 France Avenue South, Suite 672
Edina, MN 55435
J.&W. Seligman & Co. Incorporated(3) ..........................................       1,333,500            5.71%
100 Park Avenue
New York, NY 10017
Hatim A. Tyabji(4).............................................................         238,267            1.02%
Roger Bertman..................................................................          57,770           *
James A. Palmer................................................................          49,948           *
Denis A. Calvert...............................................................          33,705           *
John R. C. Porter(5)...........................................................          31,887           *
H. H. Haight IV................................................................          28,333           *
A. Michael Spence..............................................................          27,778           *
R. Elton White.................................................................          14,111           *
C. Lloyd Mahaffey..............................................................          12,290           *
J. Robert Harcharik............................................................          12,167           *
Thomas E. Peterson.............................................................           8,889           *
Clinton V. Silver..............................................................             556           *
All directors and executive officers as a group (16 persons)...................         629,649            2.70%

------------------------

*   Less than one percent

(1) The figures shown include the following numbers of shares that the named persons have the right to acquire pursuant to options exercisable within 60 days following January 1, 1997: Mr. Tyabji, 75,212; Mr. Bertman, 55,457; Mr. Palmer, 38,073; Mr. Calvert, 32,110; Mr. Porter, 28,333; Mr. Haight, 28,333;
    Dr. Spence, 27,778; Mr. White, 11,111; Mr. Mahaffey, 12,290 Mr. Harcharik, 11,667; Mr. Peterson, 8,889; Mr. Silver, 556; and all directors and executive officers as a group, 441,646.

(2) This figure is from the Schedule 13G filed by Kopp Investment Advisors, Inc. in January 1997.

(3) This figure is from the Schedule 13G filed by J.&W. Seligman & Co. Incorporated in February 1997.

(4) This figure includes 162,832 shares as to which Mr. Tyabji has shared voting and investment power.

(5) This figure includes 3,554 shares as to which Mr. Porter has shared voting and investment power.

                             ADDITIONAL INFORMATION

MANAGEMENT

    Executive officers are elected by the Board, or in some cases appointed by the Chief Executive Officer, and serve at the discretion of the Board or the Chief Executive Officer, as the case may be. Set forth below is information regarding executive officers of the Company.

NAME                                                                   POSITION
-----------------------------------  -----------------------------------------------------------------------------
Hatim A. Tyabji....................  Chairman of the Board, President and Chief Executive Officer
William G. Barmeier................  Senior Vice President, General Counsel and Secretary
Katherine B. Beall.................  Vice President, Human Resources
Roger B. Bertman...................  Vice President, Corporate Development
Eldon M. Bullington................  Vice President and Corporate Controller
C. Lloyd Mahaffey..................  Senior Vice President and General Manager, Global Marketing and Software
                                      Systems Division
James A. Palmer....................  Executive Vice President, Development and Manufacturing
Joseph M. Zaelit...................  Senior Vice President, Finance and Administration, and Chief Financial
                                      Officer

    Mr. Tyabji's biography is set forth above in the section entitled "Election of Directors."

    Mr. Barmeier, age 43, has served as Senior Vice President, General Counsel and Secretary since 1996; and served as Vice President, General Counsel and Secretary from 1994 to 1996; and Associate General Counsel from 1993 to 1994. Prior to joining the Company, he was a partner in the law firm of Pettit & Martin, a position he held from 1986 to 1992.

    Ms. Beall, age 39, has served as Vice President, Human Resources, since 1994; and served as Vice President, Administration, during 1994; Director, Human Resources and Training, from 1992 to 1994; and Director, ISC Systems and Training, from 1990 to 1992.

    Mr. Bertman, age 52, has served as Vice President, Corporate Development, since 1997; and served as Vice President and General Manager, Internet Commerce Division, from 1996 to 1997; Vice President, Corporate Development, during 1996; Vice President, Marketing, and General Manager, Network Systems Division from 1992 to 1996; and Vice President and General Manager of the Network Systems Division during 1992. Prior to joining the Company, he served as Vice President of Marketing for Ungermann-Bass from 1990 to 1992.

    Mr. Bullington, age 45, has served as Vice President and Corporate Controller, since 1996; and served as Corporate Controller, from 1995 to 1996. Prior to joining the Company, he served as Corporate Controller for Radius from 1994 to 1995 and served in a number of management positions with IBM and ROLM Telecommunications, a subsidiary of IBM, from 1982 to 1994.

    Mr. Mahaffey, age 42, has served as Senior Vice President and General Manager, Global Marketing and Software Systems Division, since 1997; and served as Vice President, Global Marketing, from 1996 to 1997; and Vice President and General Manager, Consumer Systems Division from 1995 to 1996. Prior to joining the Company, he served as Managing Partner of the Dynamis Group from 1994 to 1996, and Chief Executive Officer of Start, Inc. from 1990 to 1994.

    Mr. Palmer, age 60, has served as Executive Vice President, Development and Manufacturing, since 1996; and served as Senior Vice President, Operations, from 1994 to 1996; Vice President, Operations, from 1989 to 1994; Vice President, Systems Development and Manufacturing, from 1988 to 1989; Vice President, Development and Manufacturing, from 1987 to 1988; and Vice President, Operations, during 1987.

    Mr. Zaelit, age 51, has served as Senior Vice President, Finance and Administration, and Chief Financial Officer since 1996; and served as Vice President, Finance and Administration, and Chief Financial Officer from 1994 to 1996; and Vice President, Controller, from 1993 to 1994. Prior to joining the

Company, he held a number of senior financial management positions with Hewlett-Packard Company from 1973 to 1993.

COMPENSATION OF DIRECTORS

    Non-employee directors are eligible for reimbursement (in accordance with Company policy) for out-of-pocket travel and related expenses in connection with their attendance at meetings of the Board of Directors and committees of the Board, and at other Company events to which they are invited. The aggregate amount reimbursed or otherwise paid to non-employee directors for such expenses during 1996 varied from director to director, but did not exceed $5,815 for any director. In addition, each non-employee director receives an annual director's fee of $10,000 and a fee of $1,000 for each Board or committee meeting attended.

    Each non-employee director of the Company is also granted stock options under the Non-Employee Directors' Stock Option Plan (the "Directors' Plan"). Upon adoption of the Directors' Plan in 1992, each person who was then a non-employee director of the Company was automatically granted, as of such date, an option to purchase 20,000 shares of the Company's Common Stock. Thereafter, upon the initial election of any non-employee director, such person is automatically granted, as of the date of his or her election, an option to purchase 20,000 shares of the Company's Common Stock. In addition, upon the third anniversary of the grant of an option to a non-employee director under the Directors' Plan, such person will be automatically granted, as of such anniversary, another option to purchase 20,000 shares of the Company's Common Stock (assuming such person is still a director of the Company). The exercise price for each option granted under the Directors' Plan will be the fair market value of the Common Stock underlying the option on the date of grant. Each option granted under the Directors' Plan vests in 36 equal monthly installments commencing the month after the date of grant, provided that as of each vesting date the option holder remains a director, employee or consultant to the Company. In the event of the dissolution or liquidation of the Company or certain specified mergers or reorganizations, unvested options will accelerate and the options will terminate upon such event unless assumed by the acquiring corporation or unless similar options are substituted by the acquiring corporation. The term of each option is 10 years after the date of grant.

COMPENSATION OF EXECUTIVE OFFICERS

SUMMARY OF COMPENSATION

    The following table shows for fiscal years 1996, 1995 and 1994 certain compensation, including salary, bonuses, stock options and certain other compensation, paid by the Company to its Chief Executive Officer and each of its four other most highly compensated executive officers at December 31, 1996 (collectively the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                          LONG-TERM COMPENSATION
                                                                              -----------------------------------------------
                                                                                      AWARDS                  PAYOUTS
                                                 ANNUAL COMPENSATION          ----------------------  -----------------------
                                          ----------------------------------             SECURITIES   LONG-TERM
                                                                     OTHER    RESTRICTED UNDERLYING   INCENTIVE
                                                                    ANNUAL      STOCK      OPTIONS       PLAN      ALL OTHER
NAME/POSITION AT 12/31/96        YEAR     SALARY(A)    BONUS(B)      COMP     AWARD(S)       (#)       PAYOUTS      COMP(C)
-----------------------------  ---------  ----------  -----------  ---------  ---------  -----------  ----------  -----------
Hatim A. Tyabji .............       1996   $ 512,923   $ 188,795      --         --          --           --       $   6,855
  Chairman, President and           1995     482,693     210,071      --         --         135,000       --           4,500
  Chief Executive Officer           1994     436,154      --          --         --          --           --           4,500

James A. Palmer .............       1996   $ 271,477   $  59,128      --         --          20,000       --       $   4,914
  Executive Vice President,         1995     247,039      74,536      --         --          33,000       --           4,500
  Development and                   1994     226,115      --          --         --          18,000       --           4,500
  Manufacturing

Denis A. Calvert ............       1996   $ 280,155   $  11,025      --         --          27,500       --       $  82,704(d)
  Vice President and General        1995     247,990      75,000(e)   --         --          29,000       --           4,500
  Manager, United States            1994      --          --          --         --          --           --           4,500
  Division(f)

C. Lloyd Mahaffey, ..........       1996   $ 297,684   $  18,986      --         --          45,000       --       $ 236,866(d)
  Vice President,                   1995      82,885      --          --         --          30,000       --          66,407(d)
  Global Marketing                  1994      --          --          --         --          --           --          --

Roger Bertman, ..............       1996   $ 279,756   $  13,161      --         --          20,000       --          --
  Vice President and General        1995     237,161      15,000      --         --          17,000       --           4,201
  Manager, Internet Commerce        1994     233,173      --          --         --          10,000       --           1,876
  Division

------------------------------

(a) In the case of Mr. Calvert, Mr. Mahaffey and Mr. Bertman, column includes base salary and variable compensation. Mr. Mahaffey joined the Company in 1995, and Mr. Calvert was appointed as an executive officer of the Company in 1995.

(b) Except as noted in footnote (e) below, amounts shown for 1996 relate to performance bonuses accrued in 1996 and paid in 1997, and amounts shown for 1995 relate to performance bonuses accrued in 1995 and paid in 1996. No bonuses were awarded or accrued for 1994 performance.

(c) Except as noted in footnote (d) below, amounts shown in "All Other Compensation" represent contributions made by the Company to the person's 401(k) accounts in accordance with the Company's 401(k) Plan.

(d) Amount shown as "All Other Compensation" for this year includes relocation expenses paid.

(e) Amount shown as "Bonus" is a housing allowance.

(f) Mr. Calvert has resigned from the Company effective March 31, 1997.

STOCK OPTION GRANTS, EXERCISES AND HOLDINGS

    The Company grants options to its executive officers under the Employee Option Plans, which are more fully described in Proposal 2 above. The following tables show for fiscal year 1996 certain information regarding the options granted to, exercised by and held at year end by the Named Executive Officers.

                             OPTION GRANTS IN 1996

                                                          INDIVIDUAL GRANTS                       POTENTIAL REALIZABLE
                                        ------------------------------------------------------  VALUE AT ASSUMED ANNUAL
                                         NUMBER OF                                                RATES OF STOCK PRICE
                                        SECURITIES     % OF TOTAL                               APPRECIATION FOR OPTION
                                        UNDERLYING   OPTIONS GRANTED   EXERCISE                           TERM
                                          OPTIONS    TO EMPLOYEES IN   PRICE PER   EXPIRATION   ------------------------
NAME                                    GRANTED(A)     FISCAL YEAR     SHARE(B)       DATE        5%(C)        10%(C)
--------------------------------------  -----------  ---------------  -----------  -----------  ----------  ------------
Hatim A. Tyabji(d)....................      50,000           7.3%      $   50.75          N/A   $        0  $          0
                                            40,000                     $   49.13                $        0  $          0

James A. Palmer.......................      20,000           1.6%      $   39.00      3/12/06   $  490,538  $  1,243,119

Denis A. Calvert......................      25,000           2.2%      $   39.00      3/12/06   $  613,172  $  1,553,899
                                             2,500                     $   41.00      7/22/06   $   64,462  $    163,359

C. Lloyd Mahaffey.....................      20,000           3.7%      $   39.00      3/12/06   $  490,538  $  1,243,119
                                            25,000                     $   32.63     10/21/06   $  513,146  $  1,299,896

Roger B. Bertman......................      20,000           1.6%      $   38.50      2/07/06   $  484,249  $  1,227,182

------------------------

(a) Options granted in 1996 are exercisable starting one month after the grant date with 2.08% of the options thereby becoming exercisable at that time and with an additional 2.08% of the options becoming exercisable on each of the successive monthly anniversary dates, with full vesting occurring 48 months after the grant. See Proposal 2 above for a more detailed description of the Employee Option Plans.

(b) The exercise price represents the fair market value of the shares at the date of grant.

(c) The assumed annual rates of appreciation of 5% and 10% would result in the price of the Company's Common Stock increasing to approximately $63.53 and $101.16, respectively, over the option terms. Over the last five years, the market price of the Company's Common Stock has increased at a compound annual rate of 6.92% percent.

(d) Mr. Tyabji was granted options covering 90,000 shares in 1996, but subsequently voluntarily canceled these options. See "Compensation Committee Report" below.

                      1996 AGGREGATED OPTION EXERCISES AND
                             YEAR-END OPTION VALUES

                                                                                           VALUE OF UNEXERCISED
                                NUMBER OF SHARES                  NUMBER OF UNEXERCISED    IN-THE-MONEY OPTIONS
                                   ACQUIRED ON        VALUE       OPTIONS AT FY-END(#)      AT FY-END($)(A)(B)
NAME                                EXERCISE       REALIZED(A)   EXERCISABLE/UNEXERCISABLE EXERCISABLE/UNEXERCISABLE
------------------------------  -----------------  ------------  -----------------------  -----------------------
Hatim A. Tyabji...............         50,000      $  1,403,291        68,496/83,904       $    352,590/$391,810

James A. Palmer...............         15,000      $    484,875        34,965/43,235       $    229,089/$131,111

Denis A. Calvert..............          5,188      $    146,412        28,567/42,995       $     43,967/$ 69,732

C. Lloyd Mahaffey.............          3,750      $     67,969         8,540/62,710       $      8,906/$ 53,438

Roger B. Bertman..............         45,000      $  1,054,954        52,519/30,481       $    229,624/$ 70,922

------------------------

(a) This amount reflects the fair market value on the date of exercise less the exercise price and does not indicate that the optionee sold such stock or received such amounts.

(b) This amount was computed based on the closing price for the Company's Common Stock on the New York Stock Exchange on December 27, 1996 ($29.00), less the exercise price.

COMPENSATION COMMITTEE REPORT

    The following is a report by the Compensation Committee of the Board concerning the compensation policies applicable to the Company's executive officers:

    The Compensation Committee of the Board (the "Committee") is presently composed of three non-employee directors: Mr. Harcharik, Dr. Spence and Mr. White. Among other things, the Committee reviews and approves annual executive officer compensation.

GENERAL COMPENSATION POLICIES

    In general, the compensation policies adopted by the Committee are designed to attract and retain executives capable of leading the Company to meet its business objectives, and to motivate the Company's executives to enhance long-term stockholder value.

    Toward these ends, in carrying out its duties, the Committee makes a substantial effort to review surveys regarding compensation practices at comparable companies (i.e., technology companies which are generally of the same size as the Company) and to be aware of particular competitive conditions which affect the hiring and retention of individual executive officers. In addition, the Committee takes into account its subjective assessment of each officer's individual performance. Information on individual performance is provided to the Committee by the Chief Executive Officer.

    The annual compensation of the Company's executive officers normally consists of a combination of cash salary (and in the case of certain officers, variable cash compensation), cash bonuses and stock options. Those officers who receive variable cash compensation are generally involved in sales or marketing functions; and the variable compensation is based on achievement of certain financial objectives (typically the gross revenues, gross margins, operating income and/or "economic value added" (EVA) measures of the Company or a particular business unit) agreed upon between the Company and each such officer.

SALARIES

    The Committee sets salaries for the Company's executive officers based principally on the Committee's subjective assessment of the individual performance of each officer and the Committee's understanding of executive compensation practices at comparable companies as noted above. The Committee uses the comparative compensation information only as a general reference, however, and not to set specific salary amounts.

BONUSES

    The Committee sometimes awards cash bonuses to the Company's executive officers depending on the Company's performance. The Committee awarded cash bonuses to the executive officers in January 1997 for their performance during 1996, with the amount of the bonuses depending on the Company's performance during 1996. To appropriately relate the amount of any bonus to the Company's performance, the Committee adopted bonus guidelines at the beginning of 1996 which (i) set each officer's target bonus for 1996 as a percentage of the officer's annual salary and (ii) linked each officer's actual 1996 bonus to the Company's achievement of a specified earnings per share (EPS) objective for 1996 (weighted 75%) and a specified "economic value added" (EVA) objective for 1996 (weighted 25%). The Company's actual performance for 1996 was approximately 93 percent of the EPS objective and 114 percent of the EVA objective specified by the Committee. The Committee took into account these measures of the Company's performance, along with broader performance measures--including the Company's revenue growth in 1996 (which was 22.1 percent over 1995) and net income growth in 1996 (which was 20.8 percent over 1995)--in determining the final 1996 bonus amounts for the executive officers.

EQUITY-BASED COMPENSATION

    The Committee provides equity-based compensation--principally stock options--to the Company's executive officers under the Company's equity-based compensation plans. The Committee uses these plans to further align the interests of management and stockholders by creating common incentives based on management's ownership of a substantial economic interest in the long-term appreciation of the Company's Common Stock.

    The Committee's determination of the number of stock options to award to an individual executive officer is made in a manner similar to that described above with respect to the setting of salaries. That is, the Committee takes into account principally the Committee's subjective assessment of the individual performance of each officer and the Committee's understanding of executive compensation practices at comparable companies. The Committee uses the comparative compensation information only as a general reference, however, and not to set specific option amounts.

COMPENSATION FOR CHIEF EXECUTIVE OFFICER

    The Committee considers with particular care the compensation of the Company's Chief Executive Officer, Mr. Tyabji. In this regard:

    - The Committee increased Mr. Tyabji's annual salary to $520,000 (from $500,000) effective May 1996. This action was based principally on the Committee's subjective assessment of Mr. Tyabji's individual performance and the Committee's understanding of executive compensation practices at comparable companies. The Committee used the comparative compensation information only as a general reference, however, and not to set Mr. Tyabji's specific salary.

    - In addition, the Committee awarded Mr. Tyabji a cash bonus of $188,975 in January 1997 for his performance during 1996. This action was based on the same factors that applied to bonus awards to other executive officers as described above.

    - The Committee also granted to Mr. Tyabji a total of 90,000 stock options during 1996. Mr. Tyabji voluntarily canceled these options, however, so that the options would return to the Company's stock option pool and could be granted to other employees.

                                          By the Compensation Committee
                                          J. Robert Harcharik
                                          A. Michael Spence
                                          R. Elton White

    Pursuant to SEC regulations, this report is not "soliciting material," is not deemed filed with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934.

PERFORMANCE MEASUREMENT COMPARISON

    The following chart shows the Company's cumulative total stockholder return over the past five years compared to the Center for Research in Security Prices
(CRSP) Total Return Index For Nasdaq Stock Market Companies (U.S. & Foreign) and CRSP Total Return Index For Computer Manufacturer Companies (comprising Nasdaq companies in SIC code 357). (The Company will provide upon request a list of the companies included in the CRSP Total Return Index For Computer Manufacturer Companies.)

    COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN* AMONG VERIFONE, INC., CRSP TOTAL RETURN INDEX FOR NASDAQ STOCK MARKET COMPANIES (U.S. & FOREIGN) AND CRSP TOTAL RETURN INDEX FOR COMPUTER MANUFACTURER COMPANIES

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

           VERIFONE, INC.  NASDAQ STOCK MARKET COMPANIES (U.S. & FOREIGN)   COMPUTER MANUFACTURER COMPANIES
12/91               $ 100                                           $ 100                              $ 100
12/92                  98                                             134                                116
12/93                  93                                             127                                134
12/94                 107                                             140                                130
12/95                 138                                             220                                183
12/96                 140                                             296                                224

------------------------

Assumes $100 Invested On December 31, 1991 In:

1.  VeriFone, Inc.

2.  CRSP Total Return Index For Nasdaq Stock Market Companies (U.S. & Foreign)

3.  CRSP Total Return Index For Computer Manufacturer Companies

*   Total Return Assumes Reinvestment Of Dividends

    Pursuant to SEC regulations, the above chart is not "soliciting material," is not deemed filed with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934.

CERTAIN TRANSACTIONS

    Upon Mr. Tyabji's employment with the Company, the Company agreed that, upon any involuntary termination of Mr. Tyabji's employment, he will be paid in severance an amount equal to half his annual compensation.

    In 1996, Mr. Bertman was granted interests under a Restricted Phantom Stock Plan, pursuant to which the Company is obligated to pay Mr. Bertman certain cash amounts in 1998 and 2000 provided that Mr. Bertman remains an employee of the Company as of the scheduled payment dates. However, if, before all amounts payable to Mr. Bertman under this plan are paid, there is a change in control of the Company and Mr. Bertman is involuntarily terminated without cause, the Company is obligated to pay Mr. Bertman upon such termination an amount equal to the then unpaid benefits under the plan.

    In 1997, Mr. Mahaffey was granted interests under a Restricted Phantom Stock Plan, pursuant to which the Company is obligated to issue to Mr. Mahaffey a certain number of shares of the Company's Common Stock in 2001 or upon a change in control of the Company (if earlier), provided that Mr. Mahaffey remains an employee of the Company as of the scheduled issuance date.

    As indicated in the description of the Employee Option Plans in Proposal 2, options granted within the last 18 months generally provide that unvested options will vest in full upon a termination without cause (or a voluntary termination for good cause) within one year following a change of control (as such terms are defined in the option grant).

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers, and persons who own more than 10 percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and NYSE. Directors, executive officers and greater than 10 percent stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

    Based solely on its review of the copies of such forms received or written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that, during 1996, all filing requirements under Section 16(a) applicable to its directors and executive officers were met.

                                 OTHER MATTERS

    The Board does not know of any other matters that may come before the Annual Meeting. If any other matters are properly presented to the meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise to act, in accordance with their best judgment on such matters.

                             STOCKHOLDER PROPOSALS

    Proposals of stockholders that are intended to be presented at the Company's 1998 Annual Meeting of Stockholders must be received by the Company no later than November 28, 1997 in order to be included in the proxy statement and proxy relating to that Annual Meeting.

    The Board hopes that stockholders will attend the Annual Meeting. Whether or not you plan to attend, you are urged to complete, sign and return the enclosed proxy in the accompanying envelope. A prompt response will greatly facilitate arrangements for the Annual Meeting, and your cooperation will be appreciated. Stockholders who attend the Annual Meeting may vote their shares personally, even though they have sent in their proxies.

                                          By Order of the Board of Directors
                                          /s/ William G. Barmeier
                                          SENIOR VICE PRESIDENT, GENERAL COUNSEL
                                          AND SECRETARY

Redwood City, California
March 27, 1997

                                   DETACH HERE

                                  VERIFONE, INC.

                   ANNUAL MEETING OF STOCKHOLDERS -- MAY 9, 1997
              THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
P                          OF VERIFONE, INC. (the "COMPANY")

R     The undersigned hereby appoints Hatim A. Tyabji and Joseph M. Zaelit, and each of them, as attorneys-in-fact and proxies of the undersigned, O with full power of substitution, to vote all of the shares of the
   Company's common stock which the undersigned may be entitled to vote at the X Annual Meeting of Stockholders of the Company to be held at the Stanford
   Park Hotel, 100 El Camino Real, Menlo Park, California 94025, on May 9,
Y 1997 at 10:00 a.m. local time, and at any and all adjournments or postponements thereof, with all of the powers the undersigned would possess if personally present, upon and in respect of the following proposals and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting. The proposals referred to herein are described in detail in the accompanying proxy statement.

      UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2, 3, 4 AND 5. IF A SPECIFIC DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

                                                                 -------------
                                                                | SEE REVERSE |
                (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)    |    SIDE     |

                                 DETACH HERE



                                                                         ----
    PLEASE MARK                                                              |
/X/ VOTES AS IN
    THIS EXAMPLE.

PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTPAID RETURN ENVELOPE. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES FOR DIRECTOR LISTED BELOW AND FOR PROPOSALS 2, 3, 4 AND 5.


                                                                                                            FOR   AGAINST  ABSTAIN
1. TO ELECT THREE CLASS I DIRECTORS TO SERVE UNTIL THE 2000         2. TO APPROVE THE COMPANY'S
ANNUAL MEETING OF STOCKHOLDERS, AND UNTIL EACH DIRECTOR'S              EMPLOYEE STOCK OPTION PLANS,        /  /     /  /     /  /
SUCCESSOR IS ELECTED AND QUALIFIED.                                    AS AMENDED.

CLASS I DIRECTORS: JOHN R.C. PORTER, CLINTON V. SILVER,             3. TO APPROVE THE COMPANY'S
                  AND A. MICHAEL SPENCE                                EMPLOYEE STOCK PURCHASE PLAN, AS    /  /     /  /     /  /
    FOR                                 WITHHOLD                       AMENDED.
    ALL           /  /       /  /     AUTHORITY TO
  NOMINEES                             VOTE FOR                     4. TO APPROVE THE COMPANY'S
                                      ALL NOMINEES                     EMPLOYEE RESTRICTED STOCK           /  /     /  /     /  /
                                                                       BONUS PLAN.
  TO WITHHOLD AUTHORITY TO VOTE FOR ANY NOMINEE(S), WRITE
  SUCH NOMINEE(S) NAME(S) BELOW.                                    5. TO RATIFY THE SELECTION OF ERNST &
                                                                       YOUNG LLP AS THE COMPANY'S          /  /     /  /     /  /
                                                                       INDEPENDENT AUDITORS FOR 1997.

                                                                                                           MARK HERE
                                                                                                           FOR ADDRESS       /  /
                                                                                                           CHANGE AND
                                                                                                           NOTE AT LEFT


                                                                    PLEASE SIGN EXACTLY AS YOUR NAME APPEARS HEREON. IF THE STOCK
                                                                    IS REGISTERED IN THE NAMES OF TWO OR MORE PERSONS, EACH
                                                                    SHOULD SIGN. EXECUTORS, ADMINISTRATORS, TRUSTEES, GUARDIANS
                                                                    AND ATTORNEYS-IN-FACT SHOULD ADD THEIR TITLES. IF SIGNER IS A
                                                                    CORPORATION, PLEASE GIVE FULL CORPORATE NAME AND HAVE A DULY
                                                                    AUTHORIZED OFFICER SIGN, STATING TITLE. IF SIGNER IS A
                                                                    PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AUTHORIZED
                                                                    PERSON.


SIGNATURE:___________________________________ DATE:________________ SIGNATURE:____________________________ DATE:________________

                              [LETTER HEAD]




March 27, 1997




Dear VeriFone Stockholder:


Enclosed is your personal copy of the 1996 VeriFone Annual Report. During the year, your company produced solid operating results and made substantial progress in new areas such as software, systems and services. We continue to expand our position as the leading provider of secure payment solutions.

I have also enclosed the notice of our Annual Meeting of Stockholders. I hope you will be able to join me on May 9, 1997.

Thank you for your support during the past year. If you would like additional information regarding your Company's business, please feel free to call VeriFone Investor Relations at (415) 598-5653.

Again, thank you for your support.


Sincerely,

/s/ Hatim A. Tyabji
-------------------------
    Hatim A. Tyabji



Enclosures

                          1996 ANNUAL REPORT TO STOCKHOLDERS

             WE MOVE MONEY: DELIVERING A WORLD OF ELECTRONIC PAYMENT






                                     [SEAL]





                     VERIFONE       1996       ANNUAL REPORT



                                     [LOGO] VERIFONE

VeriFone provides hardware and software systems that enable secure electronic payment among consumers, merchants and financial institutions. As the leader in electronic payment systems for the merchant countertop, we support the broadest range of applications in the industry. Our products access all the principal payment networks. And we have formed strong relationships with major banks, card issuers, transaction processors, technology companies and value-added resellers.

   Our comprehensive product line includes credit, debit and smart card payment systems; application, network and communications software; and Internet commerce products. In addition, we offer the most comprehensive customer service in our industry, as well as product financing and consulting services. VeriFone solutions are being used by retail merchants, healthcare providers, government agencies, restaurants, service stations, convenience stores, Internet merchants, transaction processors and consumers.

   VeriFone's strategy is to continue to pursue market opportunities on a global scale. In addition to automating traditional merchant point-of-sale applications worldwide, we are driving developments in the rapidly evolving consumer systems and Internet commerce markets.

FINANCIAL HIGHLIGHTS
--------------------------------------------------------------------------------




SELECTED FINANCIAL AND OTHER DATA
                                                                                           YEARS ENDED DECEMBER 31,
                                                    ---------------------------------------------------------------
(IN THOUSANDS, EXCEPT PER SHARE DATA AND EMPLOYEES)       1996        1995          1994         1993          1992
-------------------------------------------------------------------------------------------------------------------
Net revenues                                          $472,460    $387,016      $316,108     $264,227      $228,928
Operating income                                        53,517      41,737        37,469       30,409        31,409
Net income                                              39,264      32,505        28,110       21,946        24,439
Earnings per share                                        1.53        1.32          1.14         0.88          0.99
Working capital                                        145,239     210,999       182,229      167,555       154,503
Total assets                                           404,980     379,516       330,552      292,505       241,153
Global employees                                         2,850       2,471         1,932        1,750         1,562

Annual Net Revenues
-----------------------------------

[GRAPH]


Annual Net Income
-----------------------------------

[GRAPH]


R&D Expenditure
-----------------------------------

[GRAPH]


Earning Per Share
-----------------------------------

[GRAPH]

TO OUR STOCKHOLDERS

WHEN I TALK ABOUT VERIFONE--to our customers, stockholders or employees--I often like to begin by underscoring what it is we do, and in our view do better than anyone else. VeriFone develops, markets and supports the hardware and software systems that enable electronic payment, on a global scale, among consumers, merchants and financial institutions. To describe our business in a phrase--WE MOVE MONEY.

   Nineteen ninety-six was a significant year for VeriFone, as we delivered solid operating results, made substantial investments in opportunities for future growth, and overall, strengthened our position as the leading provider of end-to-end electronic payment systems.

   These are very exciting times for the Company. The nature of electronic payment is expanding rapidly, with emerging technologies creating new opportunities in markets like Internet and consumer systems. As the global leader in electronic payment systems, we are in a unique position to leverage our competencies, our customer and technology partner relationships, and our resources in pursuit of these opportunities.

NEW MARKETS, PRODUCTS AND SERVICES
Many of you have probably tracked our progress in the world of Internet commerce, because that is where so much industry attention has been focused. After almost two years in this fast-moving market, we have concluded that, while the growth of Internet commerce may not be an overnight phenomenon, the market potential is truly vast.

   We believe that we are well positioned for success in the Internet commerce market. I am proud to say that we are on schedule in accomplishing our mission of deploying secure payment solutions to enable commerce on the World Wide Web. In 1996 we unveiled the first Internet payment product suite, including our vGATE and vPOS software, that allows the use of the MasterCard/Visa Secure Electronic Transaction (SET) protocol between the merchant and the financial institution. SET is expected to become the industry standard for handling secure Internet credit card transactions. Just as we made "Slide and Go" credit and debit card transactions fast, secure and easy, we are aiming to make "Click and Go" secure Internet transactions a standard payment solution.

   To facilitate our progress in this new market, we have entered into strategic relationships with several key Internet technology providers, such as Hewlett Packard, Microsoft, Netscape and Oracle. For example, our vPOS Internet payment solution is currently embedded in the new Microsoft Merchant Server for Internet retailing. The list of customers that have selected our vPOS and vGATE software for their Internet commerce strategies is impressive as well--and includes Bank of America, First USA Paymentech, Royal Bank of Canada, Sumitomo Credit and Wells Fargo Bank.

   Last year our focus on the consumer market also sharpened. We announced plans to develop our new VeriSmart system, which will be the first software-centric smart card solution that is independent of particular card programs and hardware devices. Combining smart card technology with client/server software and consumer applications, VeriSmart is being designed to link consumers to their banks, telephones, utility companies, merchants and other personal services. Through our VeriFone Personal ATM, telephones, TV set-top boxes, PCs and other devices, consumers will be able to access multiple stored value card schemes, shopper-loyalty programs, information services and healthcare applications.

   In addition, we made substantial progress last year in the development and deployment of our Omnihost software, which is a client/server solution for transaction processing. Our financial institution customers, who have looked to us for traditional merchant point-of-sale (POS) solutions, are starting to migrate their legacy back-end systems to more modern technology, such as Omnihost software, which is now being deployed worldwide. A significant development in this area was the global agreement that we entered into last year with Hewlett Packard to jointly market our Omnihost software as an application running on the HP 9000 family of enterprise servers. The agreement calls for collaborative activities in other areas, including Internet commerce and smart card applications.


                                       TWO

   Our continued metamorphosis into a complete hardware, software and services company led to the creation last year of our Centum Consulting group, which advises customers on a range of electronic payment strategies and alternatives, and our Professional Services group, which helps design, build, support and manage electronic payment solutions for our customers. These organizations complement the extensive customer service offered through VeriFone Support Services as well as the leasing, rental and equipment management programs offered through VeriFone finance.

CONTINUED PROFITABILITY
While pursuing new markets, products and services, we have not lost sight of the necessity of delivering solid revenues and profits from our traditional business. Our business remained strong last year, as we shipped our 5 millionth system, established our 100th country market and maintained our profitability. Net revenues for the full year 1996 rose 22.1 percent to $472.5 million, compared with net revenues of $387.0 million in 1995. Income from operations grew 28.2 percent to $53.5 million in 1996, compared with $41.7 million a year ago. Net income increased 20.8 percent to $39.3 million, or $1.53 per share, compared with $32.5 million, or $1.32 per share in 1995.

   Our growth last year continued to be global in nature. Our U.S. revenues increased by 16.9 percent year-over-year, and our international revenues increased by 31.1 percent year-over-year. Consistent with these results, the portion of our revenues generated from countries outside the U.S. increased to
39.1 percent last year.

FOCUS ON STOCKHOLDER VALUE
Underscoring our confidence in the fundamentals of our business, we repurchased
2.5 million shares of outstanding Common Stock for $100.0 million in open market transactions last year. We also adopted economic value-added (EVA) principles of financial measurement, which focus on the efficient management of capital. Through EVA, we will strive to further improve the overall strength of our balance sheet.

   As managers, our ultimate responsibility is to maximize stockholder value. Our strategy of building businesses in varied markets--horizontal, vertical and geographic--has allowed us to deliver solid operating results. These results, in turn, have allowed us to make significant investments in new opportunities--like the ones mentioned above--that provide the foundation for our future growth. It is through this dual focus on current operating results and long-term opportunities that we intend to carry out our responsibility to the Company's stockholders.

LOOKING TO THE FUTURE
We look forward to the challenges that lie ahead in the rapidly changing world of electronic payment. I would like to extend my personal thanks to our stockholders and our customers for the major role you have played in our success throughout this exciting and productive year. I would also like to thank our employees, whose commitment to excellence has made VeriFone the leading company it is today.

                                             /s/ Hatim A. Tyabji
                                             Hatim A. Tyabji
                                             CHAIRMAN OF THE BOARD, PRESIDENT
                                             AND CHIEF EXECUTIVE OFFICER



This letter contains forward-looking statements concerning the Company's performance and plans. Important factors to consider in this regard are discussed on pages 15 to 17 of this annual report.


                                      THREE

Page four - Foreign language letter

Page five - Foreign language letter

Page six - Foreign language letter

Page seven - Foreign language letter

Page eight - Foreign language letter

Page nine - Foreign language letter

SELECTED CONSOLIDATED FINANCIAL DATA
--------------------------------------------------------------------------------


Consolidated Statements of Income Data:

                                                                                         YEARS ENDED DECEMBER 31,
                                        -------------------------------------------------------------------------
(IN THOUSANDS, EXCEPT PER SHARE DATA)            1996           1995           1994           1993           1992
-----------------------------------------------------------------------------------------------------------------

Net revenues                                 $472,460       $387,016       $316,108       $264,227       $228,928
Costs and expenses:
   Cost of revenues                           256,250        202,356        160,776        129,644        109,576
   Research and development                    53,434         45,036         38,442         33,546         28,322
   Selling, general and administrative        109,259         97,887         79,421         70,628         59,621
                                            ---------------------------------------------------------------------
   Total costs and expenses                   418,943        345,279        278,639        233,818        197,519
                                            ---------------------------------------------------------------------


Income from operations                         53,517         41,737         37,469         30,409         31,409
Interest income and other, net                  1,785          4,045          2,712          2,610          2,344
Minority interest in consolidated
     subsidiary                                    --             --           (615)        (2,082)            --
                                            ---------------------------------------------------------------------

Income before income taxes                     55,302         45,782         39,566         30,937         33,753

Provision for income taxes                     16,038         13,277         11,456          8,991          9,314
                                            ---------------------------------------------------------------------
Net Income                                   $ 39,264       $ 32,505       $ 28,110       $ 21,946       $ 24,439
                                            ---------------------------------------------------------------------
                                            ---------------------------------------------------------------------
Net income per share                         $   1.53       $   1.32       $   1.14       $   0.88       $   0.99
                                            ---------------------------------------------------------------------
                                            ---------------------------------------------------------------------
Common and common equivalent shares
 used in computing per share amounts           25,737         24,543         24,596         24,875         24,606
                                            ---------------------------------------------------------------------
                                            ---------------------------------------------------------------------

Consolidated Balance Sheet Data:

Working capital                              $145,239       $210,999       $182,229      $ 167,555       $154,503
Total assets                                  404,980        379,516        330,552        292,505        241,153
Long-term debt and obligations under
   capital leases--non-current portion            517          2,205          7,515         12,180          2,216
Stockholders' equity                          239,566        264,385        218,372        195,177        174,092


                                      TEN

MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------



RESULTS OF OPERATIONS

All references herein to the "Company" mean VeriFone, Inc. and its consolidated subsidiaries.

   In November 1995, the Company merged with Enterprise Integration Technologies Corporation ("EIT") and TimeCorp Systems, Inc. ("TimeCorp"). The mergers have been accounted for as poolings of interest, and accordingly, the financial results for all periods have been restated to include the results of EIT and TimeCorp.

   Forward-looking statements in this Management's Discussion and Analysis-- including statements regarding international markets; gross margins; research and development expenses; selling, general and administrative expenses; liquidity and cash needs; and the Company's plans and strategies--are all based on current expectations, and the Company assumes no obligation to update this information. Numerous factors could cause actual results to differ from those described in the forward-looking statements, including the factors set forth below under the heading "Factors That May Affect Future Results and the Market Price of the Company's Stock" (which are also discussed in the Company's Annual Report on Form 10-K for 1996). The Company cautions investors that its business is subject to significant risks and uncertainties.

   The following table sets forth, for the fiscal years indicated, selected operational data as a percentage of net revenues:

                                                        YEARS ENDED DECEMBER 31,
                                        --------------------------------------
(PERCENTAGES MAY NOT TOTAL DUE TO ROUNDING)        1996       1995       1994
------------------------------------------------------------------------------
Net revenues                                      100.0%     100.0%     100.0%
Costs and expenses:
   Cost of revenues                                54.2       52.3       50.9
   Research and development                        11.3       11.6       12.2
   Selling, general and administrative             23.1       25.3       25.1
                                                ------------------------------

   Total costs and expenses                        88.7       89.2       88.1
                                                ------------------------------
Income from operations                             11.3       10.8       11.9
Interest income and other, net                      0.4        1.0        0.9
Minority interest in consolidated subsidiary        0.0        0.0       (0.2)
                                                ------------------------------

Income before income taxes                         11.7       11.8       12.5
Provision for income taxes                          3.4        3.4        3.6
                                                ------------------------------

Net income                                          8.3%       8.4%       8.9%
                                                ------------------------------
                                                ------------------------------

The Company's net revenues were $472.5 million in 1996, $387.0 million in 1995 and $316.1 million in 1994, reflecting growth of 22.1% from 1995 to 1996 and 22.4% from 1994 to 1995.

UNITED STATES OPERATIONS--The following table sets forth, by market, revenues from sales in the United States and the percentage change year-over-year for the fiscal years indicated:


                                                                        YEARS ENDED DECEMBER 31,
                                  --------------------------------------------------------------
                                                          REVENUES             PERCENTAGE CHANGE
                                                      (IN MILLIONS)            (FROM PRIOR YEAR)
MARKET                              1996          1995         1994          1996           1995
-------------------------------------------------------------------          -------------------
Financial retail                  $187.4        $171.3       $156.4           9.4%           9.5%
Petroleum/convenience store         43.3          29.8         21.0          45.3           41.9
Multi-lane retail*                  39.8          34.5         30.2          15.4           14.2
Healthcare/government               12.6          11.1          8.0          13.5           38.8
Other                                4.4          (0.7)         0.4          --             --
                                  ---------------------------------          -------------------
  United States net revenues      $287.5        $246.0       $216.0          16.9%          13.9%
                                  ---------------------------------          -------------------
                                  ---------------------------------          -------------------

* THE MULTI-LANE FIGURES ABOVE HAVE BEEN RESTATED YEAR-TO-DATE TO REFLECT THE COMBINATION OF MULTI-LANE RETAIL AND LABOR MANAGEMENT SYSTEMS.


                                    ELEVEN

MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------



   The increase in revenues from sales in the United States during 1996 and 1995 was due primarily to increased sales in the financial retail market, petroleum/convenience-store market and multi-lane market.

   Revenue from the financial retail market increased in 1996 and 1995, although it declined as a percentage of total United States revenues, accounting for 65.2% of total United States revenues in 1996, compared with 69.6% in 1995 and 72.4% in 1994. Revenue growth (in absolute dollars) in the financial retail market in 1996 and 1995 was due primarily to continued acceptance of credit and debit card transaction systems.

   Revenue growth in the petroleum/convenience-store market in 1996 and 1995 was due primarily to demand for the integrated Ruby SuperSystem-Registered Trademark- and OMNI-Registered Trademark- 490 terminals sold to major oil companies and OEM resellers, and sold via distributors--which resell products to petroleum/convenience-store dealers and jobbers.

   Revenue growth in the multi-lane market in 1996 and 1995 reflected revenues from both the multi-lane retail and labor management markets. Revenue from the multi-lane retail market was $28.5 million in 1996, $27.6 million in 1995 and $21.6 million in 1994. Revenue from labor management systems was $11.3 million in 1996, $6.9 million in 1995 and $8.6 million in 1994.

   Revenue from the healthcare and government market was relatively stable in 1996 after growth in 1995. In 1995, revenue growth from the government/healthcare market was due primarily to increased shipments to various states for food stamp programs, fish and game licensing programs, and Medicaid patient eligibility verification programs.

INTERNATIONAL OPERATIONS--The following table sets forth, by geographic region, revenues from sales outside the United States, and the percentage change year-over-year for the fiscal years indicated:

                                                          REVENUES             PERCENTAGE CHANGE
                                                      (IN MILLIONS)            (FROM PRIOR YEAR)
                                 ----------------------------------          -------------------
GEOGRAPHIC REGION                   1996          1995         1994          1996           1995
-------------------------------------------------------------------          -------------------

Asia-Pacific                     $  64.4       $  40.9      $  22.7          57.5%          80.2%
Europe, Middle East and Africa      69.1          57.0         47.4          21.2           20.3
Americas                            51.5          43.1         30.0          19.5           43.7
                                 -----------------------------------       ---------------------
   International net revenues     $185.0        $141.0       $100.1          31.2%          40.9%
                                 -----------------------------------       ---------------------
                                 -----------------------------------       ---------------------

The increase in revenues from sales outside the United States during 1996 and 1995 was driven primarily by worldwide demand for electronic payments, the expansion of chip-card opportunities outside the United States, and the continued development of new country markets. International sales represented 39.1%, 36.4% and 31.7% of the Company's net revenues in 1996, 1995 and 1994, respectively.

   Growth in international sales during 1996 and 1995 occurred in all geographic regions. International revenue growth during 1996 was due in significant part to shipments to Australia, the People's Republic of China, Japan, Spain and Canada. In contrast, Mexico, Germany and Italy had lower shipments in 1996. International revenue growth during 1995 was due in significant part to shipments to the People's Republic of China, Mexico, Italy, Canada and Japan. In contrast, Saudi Arabia, Korea and Brazil had lower shipments in 1995.

   The Company plans to continue to expand its global infrastructure with the aim of increasing market share in established country markets, as well as opening new country markets. Achievement of these plans is subject to various risks, including local economic conditions, as discussed below under "Factors That May Affect Future Results and the Market Price of the Company's Stock."

   International growth has increased the Company's exposure to the effects of foreign currency fluctuations. The Company engages in a foreign currency management program that is intended to minimize the effects of these fluctuations. This program includes the use of foreign exchange contracts to hedge its intercompany balances. The gains and losses on these contracts were immaterial as the majority of the Company's sales are denominated in United States dollars.


                                    TWELVE

MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------



PRODUCT ANALYSIS--The following table sets forth, by product type, net revenues and the percentage change year-over-year for the fiscal years indicated:

                                                                        YEARS ENDED DECEMBER 31,
                                  --------------------------------------------------------------
                                                          REVENUES             PERCENTAGE CHANGE
                                                      (IN MILLIONS)            (FROM PRIOR YEAR)
                                  ---------------------------------         --------------------
PRODUCT TYPE                        1996          1995         1994          1996           1995
-------------------------------------------------------------------         --------------------
Basic terminals                  $  13.7       $  15.9      $  17.6         (13.8)%         (9.7)%
High-functionality terminals       201.0         164.9        136.6          21.9           20.7
Fully integrated systems            44.1          27.4         23.3          60.9           17.6
Printers and PIN pads              123.9         122.7         98.8           1.0           24.2
Smart card systems                  18.6           8.5          1.1         118.8          672.7
Other*                              71.2          47.6         38.7          49.6           23.0
                                 ----------------------------------         --------------------
                                  $472.5        $387.0       $316.1          22.1%          22.4%
                                 ----------------------------------         --------------------
                                 ----------------------------------         --------------------

* "OTHER" INCLUDES CERTAIN SOFTWARE, SERVICES, LEASING, ACCESSORIES AND OTHER REVENUE.

The increase in net revenues in 1996 and 1995 was due, in part, to a shift in product mix from basic terminals to high-functionality systems (such as TRANZ-Registered Trademark- 330 and TRANZ 460 products), fully integrated systems (such as OMNI 490 and the Ruby SuperSystem), and smart card systems (such as SC-TM- 552 and SC 542 Smart Card Reader/Writers). The increase in other revenues in 1996 and 1995 was due to several factors, including growth in software revenue and VeriFone Finance's recurring revenue stream (consisting primarily of revenue related to sales-type lease arrangements and term and month-to-month rental programs).

GROSS MARGINS (NET REVENUES LESS COST OF REVENUES)--Gross margins were 45.8%, 47.7% and 49.1% in 1996, 1995 and 1994, respectively. The decrease in gross margins was due in part to a higher proportion of sales to international markets, which typically have lower gross margins. The decrease was also due to other factors, including general competitive pricing pressures and shifts in the Company's overall business and product mix.

   The Company currently expects its gross margins to continue to be affected by changes in business segment mix, product mix, competition and other factors, as discussed below under "Factors That May Affect Future Results and the Market Price of the Company's Stock."

R&D EXPENSES--Research and development expenses increased 18.6% in 1996 and 17.2% in 1995. R&D expenses, as a percentage of net revenues, decreased to 11.3% in 1996, compared with 11.6% in 1995 and 12.2% in 1994. The increase in R&D expenses in 1996 and 1995 was due, in part, to the development of software applications for new markets (including the Internet and labor management markets), the development of new software applications for existing markets and the development of new system platforms. The Company currently expects that, in the long term, R&D expenses will continue to increase in absolute dollars but may decline as a percentage of net revenues.

SG&A EXPENSES--Selling, general and administrative (SG&A) expenses increased 11.6% in 1996 and 23.3% in 1995. As a percentage of net revenues, SG&A expenses were 23.1%, compared with 25.3% in 1995 and 25.1% in 1994. The increase in SG&A expenses during 1996 and 1995 was due primarily to the expansion of the Company's domestic and international sales and support forces, increased spending for marketing and sales programs to support new and existing products, and the development of additional international markets. In addition, in 1995, the Company incurred a $1.4 million, before tax, one-time charge related to the acquisition of EIT and TimeCorp.

   The Company currently expects to make additional investments in sales and marketing to further develop established international markets, introduce products to new international markets, and to develop additional vertical markets and distribution channels on a global basis. (Achievement of these plans is subject to various risks, as discussed below under "Factors That May Affect Future Results and the Market Price of the Company's Stock.") The Company currently expects that, in the long term, SG&A expenses will continue to increase in absolute dollars but may decline as a percentage of net revenues.


                                   THIRTEEN

MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------




INTEREST INCOME AND OTHER, NET--Interest income and other, net, was $1.8 million in 1996, compared with $4.0 million in 1995 and $2.7 million in 1994. The decrease in interest income and other, net, in 1996 was due primarily to lower investment balances as a result of the repurchase of treasury shares. The increase in interest income and other, net, in 1995 was due primarily to the sale of a portion of EIT's interest in Terisa Systems for a net gain of $2.5 million. This gain is partially offset by a reduction in interest income resulting from a decline in investment balances.

TAX RATE--The Company's combined federal, state and foreign effective income tax rate was 29% for 1996, 1995 and 1994. The combined tax rate differs from the federal statutory rate primarily because the Company does not provide for United States federal income taxes on the undistributed earnings of its foreign subsidiaries, which the Company intends to permanently reinvest in those operations.

NET INCOME--Net income increased 20.8% during 1996 and 15.6% during 1995. Earnings per share were $1.53 in 1996, $1.32 in 1995 and $1.14 in 1994.



LIQUIDITY AND CAPITAL RESOURCES

Cash, cash equivalents and short-term investments at December 31, 1996 decreased to $47.9 million from $82.8 million at December 31, 1995. The Company experienced positive cash flow from operations of $64.1 million during 1996 as a result of net income, a decrease in inventory, an increase in trade payables and other accrued liabilities, and depreciation and amortization. The Company used $35.5 million for investing in 1996 as a result of the purchase of fixed assets for operations and the construction of the new manufacturing facility in Kunshan, People's Republic of China. The Company used $54.1 million for financing activities during 1996, which included the repurchase of shares partially offset by proceeds from issuance of shares.

   During 1996, the Company repurchased 2,495,500 shares of outstanding Common Stock in the open market for an aggregate purchase price of $100.0 million.

   The Company's Board of Directors has authorized the Company to repurchase during the first quarter of 1997 up to 200,000 shares of outstanding Common Stock in the open market for an aggregate purchase price of up to $9.0 million.

   At December 31, 1996, the Company's principal sources of liquidity included $47.9 million in cash, cash equivalents and short-term investments; $30.0 million available under an unsecured United States currency bank line of credit, expiring in April 1997; $17.0 million available under an unsecured foreign currency bank line of credit, expiring in May 1997; and $3.0 million available under an unsecured foreign currency bank line of credit, expiring in January 1998. At December 31, 1996, $20.0 million was outstanding under the $30.0 million line of credit, $15.7 million was outstanding under the $17.0 million line of credit, and $1.2 million was outstanding under the $3.0 million line of credit. In connection with the activities of VeriFone Finance, the Company also has non-recourse notes payable to a financing company due in monthly installments, with interest rates ranging from 7.93% to 9.3%. These notes mature at various dates through June 1998 and are secured by all rights to certain leases, including a security interest in equipment under certain lease agreements and future minimum lease payments. At December 31, 1996, the Company had $1.3 million outstanding under these notes. In addition, at December 31, 1996, the Company had obligations under capital leases of $900,000.

   Inventories at December 31, 1996 decreased to $59.5 million, compared with $76.6 million at December 31, 1995. This decline was due primarily to inventory management programs.

   Net trade accounts receivable at December 31, 1996 increased to $131.2 million from $96.4 million at December 31, 1995. This increase was due, in part, to growth in total net revenues, conditions in a number of markets resulting in longer payment terms, and a greater percentage of international revenues which typically have longer payment terms and cycles. Days sales outstanding were 95 days at December 31, 1996, compared with 79 days at December 31, 1995.

   The Company currently expects to have significant cash needs during 1997 in connection with various events, including the repurchase of shares, development of new products and possible acquisitions. However, the Company currently believes that the liquidity provided by its ongoing operations, existing cash, cash equivalents and short-term investments, as well as the borrowing arrangements described above (including expected renewals of and substitutes for such arrangements), will be sufficient to meet its projected cash needs.


                                   FOURTEEN

MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------



FACTORS THAT MAY AFFECT FUTURE RESULTS AND THE MARKET PRICE OF THE COMPANY'S
STOCK

The Company's operations are subject to various risks and uncertainties, many of which are beyond the Company's control. The following highlights some of these risks.

VARIATIONS IN QUARTERLY RESULTS--The Company's quarterly operating results are subject to various risks and uncertainties, including risks and uncertainties related to: local economic conditions; competitive pressures; the composition, timing and size of orders from and shipments to major customers; variations in product mix and the mix between leases and sales; variations in product cost; infrastructure costs; obsolescence of inventory; and other factors as discussed below. Accordingly, the Company's operating results may vary materially from quarter to quarter.

   The Company operates with little backlog and, as a result, net revenues in any quarter are substantially dependent on the orders booked and shipped in that quarter. Because the Company's operating expenses are based on anticipated revenue levels and because a high percentage of the Company's expenses are relatively fixed, if anticipated shipments in any quarter do not occur as expected, the Company's operating results may be adversely affected and fall significantly short of expectations. Any other unanticipated decline in the growth rate of the Company's net revenues, without a corresponding and timely reduction in the growth of operating expenses, could also have an adverse effect on the Company and its future operating results.

   The Company aims to prudently control its operating expenses. However, there is no assurance that, in the event of any revenue, gross margin or other shortfall in a quarter, the Company will be able to control expenses sufficiently to meet profitability objectives for the quarter.

   Compounding these risks is the fact that a substantial portion of the Company's net revenues in each quarter generally results from shipments during the latter part of the quarter. For this and other reasons, the Company may not learn of shortfalls in revenues, earnings or other financial results relative to expectations until very late in a quarter. Any such shortfall could have an immediate and significant adverse effect on the trading price of the Company's Common Stock.

   The Company's business may be characterized as showing a pattern, in that, historically, net revenues during the first calendar quarter of a year have generally been less than net revenues during the fourth quarter of the preceding year.

CHANGES IN GROSS MARGINS--Certain of the Company's net revenues are derived from products and markets--such as international and government markets--which typically have lower gross margins compared to other products and markets, due to higher costs and/or lower prices associated with the lower gross margin products and markets. The Company currently expects that its net revenues from international markets will continue to increase as a percentage of total net revenues, and its net revenues from government markets may increase. In addition, the Company is currently experiencing pricing pressures due to a number of factors, including competitive conditions and consolidation within certain groups of customers. To the extent that these factors continue, the Company's gross margins would decline, which would adversely affect the Company and its future operating results.

   Downward pressure on the Company's gross margins may be mitigated by other factors, such as a reduction in product costs and/or an increased percentage of net revenues from higher gross margin products, such as software. The Company is aiming to reduce its product costs and to increase its percentage of net revenues from software. However, there is no assurance that these efforts will be successful.

NEW MARKETS AND PRODUCTS--The Company is entering new markets, including the Internet commerce market and the consumer smart card market. At present, these new markets are relatively small and rapidly changing, and the development of these markets depends in significant part on the widespread adoption of new technologies by financial institutions, merchants and consumers; the emergence of industry standards; and other factors. There is no assurance that these markets will develop as expected by the Company. If these markets do not develop as expected by the Company, or the Company's strategies for these markets are unsuccessful, or the Company fails to successfully and timely develop and introduce products suitable for these markets, the Company and its future operating results may be adversely affected.

   The Company is developing a number of products for these new markets-- including a number of Internet commerce and consumer products. There is no assurance that these development efforts will be successful or that, if successfully developed, these products will achieve commercial success.

   Similarly, in connection with entering these new markets, the Company has entered into or expects to enter into relationships with a number of companies in these markets--including Microsoft, Netscape, Oracle and others. These relationships may not develop as expected by the Company, and thus, the expected benefits from the relationships may not be obtained.


                                    FIFTEEN

MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------



GROWTH DEPENDENCIES--In general, the Company's future growth is dependent on the Company's ability to successfully and timely enhance existing products, develop and introduce new products, establish new distribution channels, develop affiliations with leading market participants in order to facilitate product development and distribution, and certify its existing and new products with service providers, telephone companies and others. The failure to achieve these and other objectives could limit future growth and have an adverse effect on the Company and its future operating results.

   On a related note, the pressure to develop and enhance products, and to establish and expand markets, may cause the Company's research and development expenses and selling, general and administrative expenses to increase substantially, which could also have an adverse effect on the Company and its future operating results.

ACQUISITIONS--The Company may acquire or make substantial investments in other businesses in the future. Any such acquisition or investment would entail various risks, including the difficulty of assimilating the operations and personnel of the acquired business; the potential disruption of the Company's ongoing business; and generally, the potential inability of the Company to obtain the desired financial and strategic benefits from the acquisition or investment. These factors could have a material adverse effect on the Company and its future operating results. Future acquisitions and investments by the Company could also result in substantial cash expenditures, potentially dilutive issuances of equity securities, the incurrence of additional debt and contingent liabilities, and amortization expenses related to goodwill and other intangible assets, which could adversely affect the Company and its future operating results.

INTERNATIONAL OPERATIONS--The Company's international operations, including international sales and manufacturing, have grown substantially, and thus, the Company is increasingly affected by the risks associated with international operations. Such risks include managing an organization spread over various countries; fluctuations in currency exchange rates (as discussed further below); the burden of complying with international laws and other regulatory and product certification requirements, and changes in such laws and requirements; tariffs and other trade barriers; import and export controls; international staffing and employment issues; political and economic instability; and longer payment cycles in certain countries. The Company's manufacturing facilities outside the United States, which are in Taiwan and the People's Republic of China, are subject to particular risks relating to political developments and trade barriers. The inability to effectively manage these and other risks could adversely affect the Company and its future operating results.

   The majority of the Company's international sales are denominated in United States currency. An increase in the value of the United States dollar relative to foreign currencies could make the Company's products sold internationally less competitive. The Company has offices in a number of foreign countries, the operating expenses of which are also subject to the effects of fluctuations in foreign currency exchange rates. Although the Company engages in hedging transactions that may partially offset the effects of fluctuations in foreign currency exchange rates, financial exposure may nonetheless result primarily due to the timing of transactions and movement of exchange rates.

COMPETITION--The various markets in which the Company operates are becoming increasingly competitive as a number of other companies develop and sell products that compete with the Company's products in these markets. Certain of these competitors have significantly more financial and technical resources than the Company. The Company faces additional competitive factors in foreign countries, including preferences for national vendors and difficulties in obtaining necessary certifications and in meeting the requirements of government policies. These competitive factors may result in, among other things, price discounts by the Company and sales lost by the Company to competitors that may adversely affect the Company and its future operating results.

THIRD-PARTY DISTRIBUTORS--The Company uses various channels to market and distribute its products, including direct sales to end-users and sales to end-users via third-party distributors. Third-party distributors are a substantial channel for distribution internationally and are increasingly becoming a substantial channel for distribution in the United States. Accordingly, the Company's ability to market and distribute its products depends in significant part on its relationship with third-party distributors, as well as the performance and financial condition of these distributors. In the event that the Company's relationship with its distributors deteriorates, or the performance or financial condition of the distributors becomes unsatisfactory, the Company and its future operating results could be adversely affected.

SOLE SUPPLIERS--The Company is currently dependent on single suppliers for certain product components, including mask-programmed microcontrollers, various printer mechanisms, display devices and certain magnetic parts. The failure of any such supplier to continue to provide these components to the Company could result in significant manufacturing delays that could adversely affect the Company and its future operating results.


                                    SIXTEEN

MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------



EXCESS OR OBSOLETE INVENTORY--Managing the Company's inventory of components and finished products is a complex task. A number of factors--including the need to maintain a significant inventory of certain components which are in short supply or which must be purchased in bulk to obtain favorable pricing, the general unpredictability of demand for specific products and customer requests for quick delivery schedules--may result in the Company maintaining excess inventory. Other factors--including changes in market demand and technology--may cause inventory to become obsolete. Any excess or obsolete inventory could result in price reductions and inventory write-downs, which in turn could adversely affect the Company and its operating results.

SECURITY FEATURES OF PRODUCTS--Most of the Company's products are used to process payment transactions, and thus, the security features of the products are important. In general, the Company's products are designed to comply with industry practices relating to security in payment transactions. However, no security feature, whether or not an industry practice, is infallible. In the event of a significant breach of the security features in the Company's products, the Company and its future operating results could be adversely affected.

PROPRIETARY TECHNOLOGY--The Company seeks to establish and protect the proprietary aspects of its products by relying on applicable patent, copyright, trademark and trade secret laws and on confidentiality, licensing and other contractual arrangements. Notwithstanding the Company's efforts to protect its proprietary rights, it may be possible for unauthorized third parties to copy certain portions of the Company's products or to reverse engineer or obtain and use technology that the Company regards as proprietary. In addition, the laws of certain countries do not protect the Company's proprietary rights to the same extent as the laws of the United States. Accordingly, there can be no assurance that the Company will be able to protect its proprietary technology against unauthorized third-party copying or use, which could adversely affect the Company's competitive position.

   The Company from time to time receives notices from third parties claiming that the Company's products infringe such parties' proprietary rights. Regardless of its merit, any such claim can be time-consuming, result in costly litigation and require the Company to enter into royalty and licensing agreements. Such royalty or licensing agreements may not be offered or may not be available on terms acceptable to the Company. If a successful claim is made against the Company and the Company fails to develop or license a substitute technology, the Company and its future operating results could be adversely affected.

HIRING AND RETENTION OF EMPLOYEES--The Company's continued growth and success depend to a significant extent on the continued service of senior management and other key employees and the hiring of new qualified employees. Competition for highly skilled business, technical, marketing and other personnel is intense, particularly in the strong economic cycle currently prevailing for high technology companies. The loss of one or more key employees or the Company's inability to attract additional qualified employees or retain other employees could have an adverse effect on the Company and its future operating results.
In addition, the Company may experience increased compensation costs in order to compete for skilled employees.

REGULATORY REQUIREMENTS--The Company's operations are subject to various laws, regulations, governmental policies and product certification requirements worldwide. Changes in such laws, regulations, policies or requirements could affect the demand for the Company's products or result in the need to modify products, which may involve substantial costs or delays in sales and could have an adverse effect on the Company and its future operating results.

SEISMIC RISKS--The Company's manufacturing and distribution facilities, as well as a portion of the Company's research and development, sales and administrative functions, are located near major earth quake faults. In the event of a major earthquake, the Company and its future operating results could be adversely affected.

STOCK MARKET FLUCTUATIONS--In recent years, the stock market in general, and the market for technology stocks in particular, including the Company's Common Stock, have experienced extreme price fluctuations. The market price of the Company's Common Stock may be significantly affected by various factors such as quarterly variations in the Company's operating results; changes in revenue growth rates for the Company as a whole or for specific geographic areas, business units or products; changes in earnings estimates by market analysts; the announcement of new products or product enhancements by the Company or its competitors; speculation in the press or analyst community; and general market conditions or market conditions specific to particular industries. There can be no assurance that the market price of the Company's Common Stock will not experience significant fluctuations in the future.


                                   SEVENTEEN

CONSOLIDATED BALANCE SHEETS
--------------------------------------------------------------------------------



                                                                                       DECEMBER 31,
                                                                           ------------------------
(IN THOUSANDS, EXCEPT PER SHARE DATA)                                            1996          1995
---------------------------------------------------------------------------------------------------
ASSETS
Current assets:
  Cash and cash equivalents                                                 $  47,395     $  72,882
  Short-term investments                                                          515         9,939
  Accounts receivable, net of allowance for doubtful accounts
    of $3,842 and $4,675 at 1996 and 1995, respectively                       131,192        96,419
  Net investment in sales-type leases                                          13,450        10,487
  Inventories                                                                  59,524        76,611
  Deferred income taxes                                                        11,079        16,827
  Prepaid expenses and other current assets                                     9,163         7,158
                                                                             ----------------------
    Total current assets                                                      272,318       290,323

Net investment in sales-type leases                                            19,329        15,360
Property, plant and equipment, net                                             64,722        50,942
Other assets, net                                                              48,611        22,891
                                                                             ----------------------
                                                                             $404,980      $379,516
                                                                             ----------------------
                                                                             ----------------------

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable                                                          $  31,641     $  20,693
  Accrued compensation                                                         12,612        11,072
  Other accrued liabilities                                                    26,790        18,805
  Income taxes payable                                                          7,504        12,910
  Deferred revenue                                                              9,951         5,275
  Notes payable and capital leases                                             38,581        10,569
                                                                             ----------------------
    Total current liabilities                                                 127,079        79,324

Non-current portion of capital leases                                             517         2,205
Deferred income taxes                                                          37,818        33,602
Commitments and contingencies
Stockholders' equity:
  Preferred Stock, $0.01 par value; 2,000 shares authorized; none issued
    and outstanding                                                                --            --
  Common Stock, $0.01 par value; 50,000 shares authorized; 23,341 and
    24,906 shares issued and outstanding at 1996 and 1995, respectively           248           244
  Additional paid-in capital                                                  109,101       110,911
  Less treasury stock at cost; 1,924 shares at 1996                          (72,700)            --
  Retained earnings                                                           191,666       152,402
  Other                                                                        11,251           828
                                                                             ----------------------
    Total stockholders' equity                                                239,566       264,285
                                                                             ----------------------
                                                                             $404,980      $379,516
                                                                             ----------------------
                                                                             ----------------------


SEE ACCOMPANYING NOTES.


                                   EIGHTEEN

CONSOLIDATED STATEMENTS OF INCOME
--------------------------------------------------------------------------------



                                                             YEARS ENDED DECEMBER 31,
                                               --------------------------------------
(IN THOUSAND, EXCEPT PER SHARE DATA)                 1996          1995          1994
-------------------------------------------------------------------------------------
Net revenues                                     $472,460      $387,016      $316,108
Costs and expenses:
   Cost of revenues                               256,250       202,356       160,776
   Research and development                        53,434        45,036        38,442
   Selling, general and administrative            109,259        97,887        79,421
                                               --------------------------------------
   Total costs and expenses                       418,943       345,279       278,639
                                               --------------------------------------
Income from operations                             53,517        41,737        37,469
Interest and other income                           2,875         4,993         3,331
Interest expense                                   (1,090)         (948)         (619)
Minority interest in consolidated subsidiary           --            --          (615)
                                               --------------------------------------
Income before income taxes                         55,302        45,782        39,566
Provision for income taxes                         16,038        13,277        11,456
                                               --------------------------------------
Net income                                       $ 39,264      $ 32,505      $ 28,110
                                               --------------------------------------
                                               --------------------------------------
Net income per share                             $   1.53      $   1.32      $   1.14
                                               --------------------------------------
                                               --------------------------------------
Common and common equivalent shares used
  in computing per share amounts                   25,737        24,543        24,596
                                               --------------------------------------
                                               --------------------------------------

SEE ACCOMPANYING NOTES.


                                   NINETEEN

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
--------------------------------------------------------------------------------



                                                                                      YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
                                               -----------------------------------------------------------------------------------
                                                               ADDITIONAL                                                    TOTAL
                                         PREFERRED    COMMON      PAID-IN       TREASURY     RETAINED                STOCKHOLDERS'
(IN THOUSANDS)                               STOCK     STOCK      CAPITAL          STOCK     EARNINGS        OTHER          EQUITY
----------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1993                     $--      $243     $110,475       $ (7,895)    $ 91,980      $   374       $ 195,177
   Repurchase of 451 shares of
     Common Stock                               --        --           --         (9,280)          --           --          (9,280)
   Reissuance of 433 shares of
     Common Stock under the Employee
     Stock Purchase Plan (ESPP), and
     pursuant to option and
     other activity                             --        --       (3,470)         6,882           --           --           3,412
   Issuance of 19 shares of Common
     Stock for cash, notes receivable
     and services                               --        --           35             --           --          (20)             15
   Tax benefit from stock options               --        --          700             --           --           --             700
   Unrealized loss on available-
     for-sale investments,
     net of tax                                 --        --           --             --           --         (156)           (156)
   Accumulated translation adjustment           --        --           --             --           --          394             394
   Net income                                   --        --           --             --       28,110           --          28,110
                                               -----------------------------------------------------------------------------------
Balance, December 31, 1994                      --       243      107,740        (10,293)     120,090          592         218,372
   Repurchase of 600 shares of
     Common Stock                               --        --           --        (14,543)          --           --         (14,543)
   Reissuance of 447 shares of
     Common Stock under the ESPP, and
     pursuant to option and other
     activity                                   --         1         (809)         8,948           --           --           8,140
   Issuance of 115 shares of Common
     Stock pursuant to option activity          --        --           69             --           --           --              69
   Sale of 738 shares of Common Stock           --        --        2,680         15,888           --           --          18,568
   Tax benefit from stock options               --        --        1,038             --           --           --           1,038
   TimeCorp stock dividend                      --        --          193             --         (193)          --              --
   Unrealized gain on available-
     for-sale investments, net of tax           --        --           --             --           --          175             175
   Accumulated translation adjustment           --        --           --             --           --           61              61
   Net income                                   --        --           --             --       32,505           --          32,505
                                               -----------------------------------------------------------------------------------
Balance, December 31, 1995                      --       244      110,911             --      152,402          828         264,385
   Repurchase of 2,496 shares of
     Common Stock                               --        --           --        (99,991)          --           --         (99,991)
   Reissuance of 572 shares of
     Common Stock under the ESPP and
     pursuant to option activity                --        --      (14,488)        27,291           --           --          12,803
   Issuance of 359 shares of
     Common Stock under the ESPP and
     pursuant to option activity                --         4        6,728             --           --           --           6,732
   Tax benefit from stock options               --        --        5,950             --           --           --           5,950
   Unrealized gain on available-
     for-sale investments, net of tax           --        --           --             --           --       10,825          10,825
   Accumulated translation adjustment           --        --           --             --           --         (402)           (402)
   Net income                                   --        --           --             --       39,264           --          39,264
                                               -----------------------------------------------------------------------------------
Balance, December 31, 1996                     $--      $248     $109,101       $(72,700)    $191,666      $11,251       $ 239,556
                                               -----------------------------------------------------------------------------------
                                               -----------------------------------------------------------------------------------

SEE ACCOMPANYING NOTES.


                                    TWENTY

CONSOLIDATED STATEMENTS OF CASH FLOWS
--------------------------------------------------------------------------------



                                                                                           YEARS ENDED DECEMBER 31,
                                                                              -------------------------------------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS (IN THOUSANDS)                 1996           1995           1994
-------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
   Net income                                                                  $39,264       $32,505        $28,110
   Adjustments to reconcile net income to net cash provided by operating activities:
      Depreciation and amortization                                             23,291        19,857         18,055
      Deferred income taxes                                                      2,883         2,558         (2,238)
      Net increase in receivables, inventories and prepaid expenses            (26,623)      (37,313)       (14,097)
      Net increase in payables, accruals and other current liabilities          25,693         9,281         16,514
      Other, net                                                                  (402)           62            674
                                                                              -------------------------------------
            Net cast provided by operating activities                           64,106        26,950         47,018
                                                                              -------------------------------------

Cash flows from investing activities:
   Capital expenditures                                                        (31,111)      (26,469)       (12,642)
   Acquisition of other assets                                                 (13,741)       (8,607)          (623)
   Acquisition of subsidiary, net of cash acquired                                  --            --        (10,361)
   Available-for-sale investments:
      Purchases                                                                (70,663)      (10,686)       (54,547)
      Maturities                                                                74,350        38,917         58,777
   Held-to-maturity investments:
      Purchases                                                                     --        (3,666)            --
      Maturities                                                                 5,704         9,194             --
                                                                              -------------------------------------
            Net cash used for investing activities                             (35,461)       (1,317)       (19,396)
                                                                              -------------------------------------

Cash flows from financing activities:
   Proceeds from notes payable and capital leases                               31,497         3,294         11,490
   Payments on notes payable and capital leases                                 (5,173)      (12,110)       (15,333)
   Proceeds from issuance of Common Stock                                       19,535        26,777          3,437
   Purchase of treasury stock                                                  (99,991)     (14,5430         (9,280)
                                                                              -------------------------------------
            Net cash (used for) provided by financial activities               (54,132)        3,418         (9,686)
                                                                              -------------------------------------
Net increase (decrease) in cash and cash equivalents                           (25,487)       29,051         17,936
Cash and cash equivalents at beginning of year                                  72,882        43,831         25,895
                                                                              -------------------------------------
Cash and cash equivalents at end of year                                       $47,395       $72,882        $43,831
                                                                              -------------------------------------
                                                                              -------------------------------------

Schedule of non-cash transactions:
   Tax benefits from stock options                                             $ 5,950       $ 1,038        $   700
                                                                              -------------------------------------
                                                                              -------------------------------------
   Write-off of fully depreciated fixed assets                                 $ 5,277       $ 4,298        $ 2,552
                                                                              -------------------------------------
                                                                              -------------------------------------
   Write-off of fully amortized other assets                                   $ 7,452       $   840        $ 4,434
                                                                              -------------------------------------
                                                                              -------------------------------------
   Acquisition of minority interest                                            $    --       $    --       $  3,667
                                                                              -------------------------------------
                                                                              -------------------------------------
   Acquisition of equipment under capital leases                               $    --       $    --       $    279
                                                                              -------------------------------------
                                                                              -------------------------------------
Supplemental disclosure of cash flow information:
   Interest paid                                                               $   986       $   885        $ 1,584
                                                                              -------------------------------------
                                                                              -------------------------------------
   Income taxes paid                                                           $11,706       $ 6,691        $ 8,424
                                                                              -------------------------------------
                                                                              -------------------------------------


SEE ACCOMPANYING NOTES.



                                  TWENTY-ONE

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------



NOTE ONE--SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION--The consolidated financial statements comprise the accounts of VeriFone, Inc. and its worldwide subsidiaries (collectively, the "Company"), including Enterprise Integration Technologies Corporation ("EIT") and TimeCorp Systems, Inc. ("TimeCorp"), which were merged into the Company effective November 1995 (see Note 2). The mergers have been accounted for as poolings of interests, and prior periods have been restated to include both EIT and TimeCorp. All significant intercompany balances and transactions have been eliminated.

   For purposes of presentation, the Company has indicated its fiscal year as ending on December 31; as of calendar year 1996 the Company operates and reports on a 52-53 week fiscal year which ends on the last Friday in the calendar year. Prior to 1996, the Company's fiscal year ended on the Friday closest to December 31. Fiscal years 1996, 1995 and 1994 are 52-week years.

INDUSTRY SEGMENT AND CONCENTRATION OF CREDIT RISK--The Company, which operates in a single industry segment, designs, manufactures, markets and services transaction automation systems. The Company sells its products to customers in diversified industries globally. The Company performs ongoing credit evaluations of its customers and generally does not require collateral. The Company maintains reserves for potential credit losses, and such losses have been within management's expectations. No customer accounted for 10% or more of net revenues in 1996, 1995 or 1994.

   Financial instruments which potentially subject the Company to concentration of credit risk consist principally of cash investments, trade receivables and foreign exchange contracts. The Company invests its excess cash in deposits with major banks, in local and state government obligations, commercial paper, and in money market instruments issued by companies with strong credit ratings and in a variety of industries. The counterparties to the agreements relating to the Company's foreign exchange contracts consist of financial institutions of high credit standing. The Company does not believe there is significant risk of non-performance by these counterparties.

CONCENTRATION OF OTHER RISKS--The Company's operating results are subject to various risks and uncertainties as discussed in the Company's Annual Report on Form 10-K, including risks and uncertainties related to local economic conditions; competitive pressures; the composition, timing and size of orders from and shipments to major customers; variations in product mix and the mix between leases and sales; variations in product cost; infrastructure costs; obsolescence of inventory; and other factors. Accordingly, the Company's operating results may vary materially from quarter to quarter.

   The Company operates with little backlog and, as a result, net revenues in any quarter are substantially dependent on the orders booked and shipped in that quarter. Because the Company's operating expenses are based on anticipated revenue levels and because a high percentage of the Company's expenses are relatively fixed, if anticipated shipments in any quarter do not occur as expected, the Company's operating results may be adversely affected and fall significantly short of expectations. Any other unanticipated decline in the growth rate of the Company's net revenues, without a corresponding and timely reduction in the growth of operating expenses, could also have an adverse effect on the Company and its future operating results.

   Compounding these risks is the fact that a substantial portion of the Company's net revenues in each quarter generally results from shipments during the latter part of the quarter. For this and other reasons, the Company may not learn of shortfalls in revenues, earnings or other financial results relative to expectations until very late in a quarter. Any such shortfall could have an immediate and significant adverse effect on the trading price of the Company's Common Stock.

   The Company's international operations, including international sales and manufacturing, have grown substantially, and thus, the Company is increasingly affected by the risks associated with international operations. Such risks include managing an organization spread over various countries; fluctuations in currency exchange rates (as discussed further below); the burden of complying with international laws and other regulatory and product certification requirements, and changes in such laws and requirements; tariffs and other trade barriers; import and export controls; international staffing and employment issues; political and economic instability; and longer payment cycles in certain countries. The Company's manufacturing facilities outside the United States, which are in Taiwan and the People's Republic of China, are subject to particular risks relating to political developments and trade barriers. The inability to effectively manage these and other risks could adversely affect the Company and its future operating results.


                                  TWENTY-TWO

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------



   The majority of the Company's international sales are denominated in U.S. currency. An increase in the value of the U.S. dollar relative to foreign currencies could make the Company's products sold internationally less competitive. The Company has offices in a number of foreign countries, the operating expenses of which are also subject to the effects of fluctuations in foreign currency exchange rates. Although the Company engages in hedging transactions which may partially offset the effects of fluctuations in foreign currency exchange rates, financial exposure may nonetheless result, primarily due to the timing of transactions and movement of exchange rates.

   Most components used in the Company's products are purchased from outside sources. The Company is currently dependent on single suppliers for certain product components, including mask-programmed microcontrollers, various printer mechanisms, display devices and certain magnetic parts. The failure of any such supplier to continue to provide these components to the Company could result in significant manufacturing delays that could adversely affect the Company and its future operating results.

   Managing the Company's inventory of components and finished products is a complex task. A number of factors--including the need to maintain a significant inventory of certain components that are in short supply or that must be purchased in bulk to obtain favorable pricing, the general unpredictability of demand for specific products and customer requests for quick delivery schedules--may result in the Company maintaining excess inventory. Other factors--including changes in market demand and technology--may cause inventory to become obsolete. Any excess or obsolete inventory could result in price reductions and inventory write-downs, which in turn could adversely affect the Company and its operating results.

USE OF ESTIMATES--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

REVENUE RECOGNITION AND DEFERRED REVENUE--The Company utilizes direct sales and both sales-type and operating lease arrangements to provide product to its customers. Revenue from both direct sales and sales-type leases is recognized when product shipment terms are met. Operating lease revenue is recognized ratably over the term of the lease.

   Under sales-type lease accounting, the present value of the minimum lease payments computed at the interest rate implicit in the lease is recorded as sales revenue. The cost of the leased property less the present value of the unguaranteed residual value accruing to the benefit of the Company, computed at the interest rate implicit in the lease, is charged against income. The net investment in sales-type leases is carried at the present value of the minimum lease payments plus the present value of the unguaranteed residual value accruing to the benefit of the Company over the life of the lease. The excess of the sum of the future minimum lease payments to be received, over the carrying value of the lease, represents unearned interest income. Unearned interest income is amortized into income using the interest method over the lives of the leases.

   Software licenses are recognized as revenues, either after execution of a license agreement and certain terms of the agreement have been met, or upon receipt of a definitive purchase order and shipment of the product. In either case, software licenses are recognized as revenue only if no significant vendor obligations remain and collection of the resulting receivable is probable. Revenue for software services is recognized using the percentage of completion method.

   Extended warranty revenue is deferred and recognized ratably over the warranty contract period. Service revenue is recognized when services are performed.

PRODUCT WARRANTY OBLIGATIONS--The Company provides, at the time of sale, for the estimated cost to warranty its products against defects in materials and workmanship. The term of the Company's warranty is generally one year.

CASH, CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS--Cash and cash equivalents consists of cash and highly liquid investments on deposit with banks maturing within 90 days or less from the date of purchase. Short-term investments consist of high-quality money market instruments with original maturities greater than 90 days.

   Marketable securities held as collateral against the Company's line of credit for foreign currency transactions are classified as held-to-maturity and are carried at the amortized cost, adjusted for amortization of premiums and accretion of discounts to maturity. Available-for-sale securities are carried at fair market value with unrealized gains or losses, net of tax, included in "Other" in stockholders' equity. In 1995 the Company realized a gain of $2.5 million from the sale of EIT's interest in Terisa Systems. The Company did not realize any material gains or losses on investments during 1994 and 1996.


                                 TWENTY-THREE

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------



FAIR VALUE OF FINANCIAL INSTRUMENTS--For certain of the Company's financial instruments, including cash and cash equivalents, short-term investments, accounts receivable and payable, and accrued liabilities, the carrying amounts approximate fair value due to their short maturities. The carrying value of long-term debt approximates its fair value, determined by using discounted cash flow analysis based upon quoted market rates for similar types of borrowing arrangements. The carrying amounts of the Company's forward exchange contracts approximate the estimated fair market value of the contracts outstanding at December 31, 1996 and 1995; differences in such amounts are immaterial.

   The following tables summarize the Company's marketable investments as of December 31, 1996 and 1995:


                                                                              GROSS           GROSS
                                                         AMORTIZED       UNREALIZED      UNREALIZED       ESTIMATED
(IN THOUSANDS)                                                COST            GAINS          LOSSES      FAIR VALUE
-------------------------------------------------------------------------------------------------------------------
As of December 31, 1996
Available-for-sale securities
   Foreign corporate debt                                $  5,000         $     --         $     --        $  5,000
   Obligations of state and local government agencies         594                2               --             596
   Money market mutual funds                               20,609               --               --          20,609
   Investment in Cybercash, Inc.                            4,000           17,939               --          21,939
                                                         ----------------------------------------------------------
                                                         $ 30,203         $ 17,941         $     --        $ 48,144
                                                         ----------------------------------------------------------
                                                         ----------------------------------------------------------
As of December 31, 1995
Available-for-sale securities
   Obligations of state and local government agencies    $ 41,404         $     33         $     --        $ 41,437
   Money market mutual funds                               20,175               --               --          20,175
   Investment in Cybercash, Inc.                            4,000               --               --           4,000
                                                         ----------------------------------------------------------
                                                         $ 65,579         $     33         $     --        $ 65,612
                                                         ----------------------------------------------------------
                                                         ----------------------------------------------------------

Held-to-maturity securities
   Obligations of state and local government agencies    $  5,704         $     --         $     --        $  5,704
                                                         ----------------------------------------------------------
                                                         ----------------------------------------------------------

Balance sheet classification as of December 31, 1996
Cash equivalent                                          $ 25,690         $     --         $     --        $ 25,690
Short-term investments                                        513                2               --             515
Other assets                                                4,000           17,939               --          21,939
                                                         ----------------------------------------------------------
   Total                                                 $ 30,203         $ 17,941         $     --        $ 48,144
                                                         ----------------------------------------------------------
                                                         ----------------------------------------------------------
Balance sheet classification as of December 31, 1995
Cash equivalent                                          $ 57,344         $     33         $     --        $ 57,377
Short-term investments                                      9,939               --               --           9,939
Other assets                                                4,000               --               --           4,000
                                                         ----------------------------------------------------------
                                                         ----------------------------------------------------------
                                                         $ 71,283         $     33         $     --        $ 71,316
                                                         ----------------------------------------------------------
                                                         ----------------------------------------------------------



ALL INVESTMENTS AT DECEMBER 31, 1995 AND 1996 MATURE IN ONE YEAR OR LESS.

INVENTORIES--Inventories are stated at the lower of cost (principally first-in, first-out) or market. Inventories at December 31, 1996 and 1995 are composed of the following:

                                                                                                       DECEMBER 31,
                                                                                           ------------------------
(IN THOUSANDS)                                                                                 1996            1995
-------------------------------------------------------------------------------------------------------------------
Raw materials                                                                              $ 28,992        $ 39,183
Work in process                                                                               4,741           6,369
Finished goods                                                                               25,791          31,059
                                                                                           ------------------------
                                                                                           $ 59,524        $ 76,611
                                                                                           ------------------------
                                                                                           ------------------------


                                  TWENTY-FOUR

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------



PROPERTY, PLANT AND EQUIPMENT--Property, plant and equipment are stated at cost. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of 20 years for buildings and 3 to 5 years or the remaining life of the lease for other property and equipment. For equipment on rental under operating leases, depreciation is computed using the straight-line method over the life of the lease. Property, plant and equipment, including equipment on rental under operating leases, at December 31, 1996 and 1995 are as follows:

                                                          DECEMBER 31,
                                                ----------------------
(IN THOUSANDS)                                     1996           1995
----------------------------------------------------------------------
Buildings                                       $20,265        $11,587
Machinery and equipment                          72,870         55,300
Furniture and fixtures                            8,901          7,320
Leasehold improvements                           11,068         12,650
Equipment under capitalized leases                5,343          5,558
Equipment on rental under operating leases        5,039          5,237
                                                ----------------------
                                                123,486         97,652
Accumulated depreciation and amortization       (58,764)       (46,710)
                                                ----------------------
                                                $64,722        $50,942
                                                ----------------------
                                                ----------------------

On January 1, 1996, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." SFAS No. 121 requires recognition of impairment of long-lived assets in the event the net book value of such assets exceeds the future undiscounted cash flows attributable to such assets. The effect of adopting the statement was immaterial.

OTHER ASSETS--Other assets include the following at December 31, 1996 and 1995:

                                                          DECEMBER 31,
                                                ----------------------
(IN THOUSANDS)                                     1996           1995
----------------------------------------------------------------------
Capitalized software costs                      $22,070        $17,552
Purchased intangibles                            17,903         24,875
Investment in Cybercash, Inc.                    21,939          4,000
Other investments                                 3,000             --
Other                                             9,481          3,738
                                                ----------------------
                                                 74,393         50,165
Accumulated depreciation and amortization       (25,782)       (27,274)
                                                ----------------------
                                                $48,611        $22,891
                                                ----------------------
                                                ----------------------

The Company capitalizes certain costs for internally developed software in accordance with SFAS No. 86. Such costs are amortized, commencing upon first customer shipment, over the greater of either the straight-line basis with estimated useful lives of three to five years, or the ratio of current revenue to the total of current and anticipated future revenue. Capitalized software costs are stated at the lower of cost or net realizable value. Amortization expense was $2,357,000, $3,726,000 and $4,016,000 in 1996, 1995 and
1994, respectively, and is included in cost of revenues.

   Purchased intangibles consist of amounts relating to the acquisition of VeriFone Finance and other purchased technology, and are being amortized over useful lives of four to ten years. Amortization of purchased intangibles was $3,603,000, $4,012,000 and $4,586,000 in 1996, 1995 and 1994, respectively.

FOREIGN CURRENCY TRANSLATION--The Company translates the assets and liabilities of its foreign sales subsidiaries at year-end exchange rates. Gains and losses from this translation are credited or charged to "Other" in stockholders' equity. The foreign manufacturing entities use the U.S. dollar as the functional currency and translate monetary assets and liabilities at year-end exchange rates, and inventories, property, and non-monetary assets and liabilities at historical rates. Adjustments resulting from these translations are included in the results of operations and are immaterial.


                                  TWENTY-FIVE

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------



FOREIGN CURRENCY EXPOSURE MANAGEMENT--The Company enters into foreign exchange contracts designed to hedge against changes in foreign currency exchange rates to reduce the impact of currency fluctuations on recorded monetary assets and liabilities denominated in currencies other than the entity's functional currency. The monetary accounts subject to currency exchange rate fluctuations are primarily cash, trade receivables and intercompany accounts receivable and payable. Amounts receivable and payable on forward foreign exchange contracts are not reflected on the balance sheet. Gains and losses on these contracts, which equal the difference between the foreign exchange contract rate and the prevailing market spot rate at the time of valuation, are recognized in the consolidated statements of operations.

   The Company does not trade foreign exchange contracts or act as a broker of foreign exchange contracts to incur trading profit. Because the impact of movements in currency exchange rates on foreign exchange contracts offsets the related impact on the underlying items being hedged, these instruments do not subject the Company to risk that would otherwise result from changes in currency exchange rates. At December 31, 1996, the Company had eight forward contracts open in nine currencies maturing in January 1997. Currencies hedged include the British Pound, French Franc, Canadian Dollar, Australian Dollar, Singapore Dollar and Spanish Peseta. The Company had forward foreign exchange contracts to buy foreign currencies with notional amounts of $5,132,000 and $4,934,000 at December 31, 1996 and 1995, respectively. The Company had forward foreign exchange contracts to sell foreign currencies with notional amounts of $8,500,000 and $11,439,000 at December 31, 1996 and 1995, respectively. Foreign exchange contracts require the company to buy and sell foreign currencies and generally mature within one to three months, and as a result the notional value approximates the fair market value.

NET INCOME PER SHARE--Net income per common and common equivalent share is computed using the weighted average number of common and dilutive common equivalent shares outstanding during the period. Dilutive common equivalent shares consist of stock options (using the treasury stock method). Fully dilutive earnings per share have not been presented as the differences are immaterial.

ACCOUNTING FOR STOCK-BASED COMPENSATION--In 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock-Based Compensation." SFAS No. 123 provides an alternative to the Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees." The Company accounts for its employee stock plans in accordance with the provisions of APB No. 25 (see Note 7).

RECLASSIFICATION--The Company has reclassified certain prior year balances to conform with current year presentation.


NOTE TWO--BUSINESS COMBINATIONS

In November 1995, the Company merged with EIT and TimeCorp. VeriFone outstanding stock was exchanged for Common Stock of EIT and TimeCorp at rates of approximately 0.77 and 0.15 VeriFone share for each share of outstanding EIT and TimeCorp stock, respectively. A total of 1,188,757 shares of VeriFone's Common Stock was issued in connection with the mergers. The mergers were accounted for as a pooling of interests and, accordingly, the Company's consolidated financial statements and notes to consolidated financial statements have been restated to include the results of EIT and TimeCorp.

   The Company incurred costs in connection with the mergers and consolidation of operations. Included in "Selling, general and administrative" expenses in 1995 are merger-related expenses totaling $1,425,000, consisting primarily of charges for transaction and professional fees, before tax.


                                  TWENTY-SIX

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------



NOTE THREE--NET INVESTMENT IN SALES-TYPE LEASES

The following lists the components of the net investment in sales-type leases:

                                                          DECEMBER 31,
                                                ----------------------
(IN THOUSANDS)                                     1996           1995
----------------------------------------------------------------------
Total minimum lease payments receivable         $38,120        $30,226
Residual values                                   1,765          1,208
                                                ----------------------
                                                 39,885         31,434
Less unearned interest income                    (7,106)        (5,587)
                                                ----------------------
Net investment in sales-type leases             $32,779        $25,847
                                                ----------------------
                                                ----------------------
Net investment classified as:
   Current                                      $13,450        $10,487
   Non-current                                   19,329         15,360
                                                ----------------------
                                                $32,779        $25,847
                                                ----------------------
                                                ----------------------

Future minimum lease payments to be received on sales-type leases at December 31, 1996 are as follows (in thousands): 1997-$16,066; 1998-$10,376; 1999-$5,895;
2000-$3,704; 2001-$2,079.



NOTE FOUR--NOTES PAYABLE AND CAPITAL LEASES

Notes payable and capital leases include the following at December 31, 1996 and 1995:

(IN THOUSANDS)                                                                                  1996           1995
-------------------------------------------------------------------------------------------------------------------
Notes payable under a $30,000,000 million unsecured line of credit expiring
  April 1997, interest rate at 5.86%                                                        $ 20,000       $     --
Notes payable to financing companies, non-recourse, due in monthly installments, interest applies at rates ranging from 7.93% to 9.32%, maturing at various dates through June 1998, secured by all rights in certain leases including a security interest in equipment under certain lease agreements and future
  minimum lease payments                                                                       1,344          3,002
Notes payable due in Australian and Japanese currencies, under a $17,000,000 million unsecured line of credit for foreign currency transactions, expiring May 1997,
  interest rate at bank's cost plus 0.50% (6.29% at December 31, 1996)                        15,656             --
Notes payable in Australian currency, under a $8,500,000 unsecured line of credit expired May 1996, interest rate at bank's cost plus 0.75%
  (8.48% at December 31, 1995)                                                                   --           6,508
Notes payable in Japanese currency, under a $3,000,000 million line of credit in Japan, for foreign currency transactions expiring January 1998, secured by short-term investments equal to 110% of borrowings, interest rate at bank's cost plus 0.50%
  (4.41% at December 31, 1996)                                                                 1,224          1,555
Obligations under capital leases                                                                 874          1,709
                                                                                            -----------------------
Total notes payable and capital leases, including current maturities                          39,098         12,774
Less current maturities                                                                      (38,581)       (10,569)
                                                                                            -----------------------

Total non-current portion of capital leases                                                 $    517       $  2,205
                                                                                            -----------------------
                                                                                            -----------------------

   Principal maturities of notes payable and capital leases at December 31, 1996 are as follows (in thousands): 1997-$38,581; 1998-$476; and 1999-$41. The weighted average interest rate for borrowings was 6.50% and 6.71% in 1996 and 1995, respectively.

   The fair value of notes payable to a financing company and obligations under the lines of credit in the U.S., Australia and Japan were $38,213,000 and $10,610,000 at December 31, 1996 and 1995, respectively. Fair market value is determined by using discounted cash flow analysis based upon quoted market rates for similar types of borrowing arrangements.

   Covenants governing the Company's lines of credit require the maintenance of certain financial ratios. At December 31, 1996, the Company was in compliance with these covenants.

   The Company leases certain equipment under non-cancelable leases. Accumulated amortization related to assets under capital leases was $4,862,000 and $4,257,000 at December 31, 1996 and 1995, respectively.


                                  TWENTY-SEVEN

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------



NOTE FIVE--INCOME TAXES

Income before income taxes consisted of the following:

                                                       YEARS ENDED DECEMBER 31,
                                             ----------------------------------
(IN THOUSANDS)                                  1996          1995         1994
-------------------------------------------------------------------------------
Income before income taxes:
   United States                             $22,937       $16,554      $19,318
   Foreign                                    32,365        29,228       20,248
                                             ----------------------------------
   Total income before income taxes          $55,302       $45,782      $39,566
                                             ----------------------------------
                                             ----------------------------------

The provision for income taxes is computed in accordance with SFAS No. 109, "Accounting for Income Taxes," and consists of the following:

                                                       YEARS ENDED DECEMBER 31,
                                             ----------------------------------
(IN THOUSANDS)                                  1996          1995         1994
-------------------------------------------------------------------------------
Current income taxes:
   U.S. federal                             $  8,150       $ 5,123     $  8,352
   Foreign                                     2,351         3,874        2,132
   State                                       1,879         1,846        3,107
                                             ----------------------------------
                                              12,380        10,843       13,591
                                             ----------------------------------
Deferred income taxes:
   U.S. federal                                2,391         1,022       (2,455)
   Foreign                                       412            40           24
   State                                         855         1,372          296
                                             ----------------------------------
                                               3,658         2,434       (2,135)
                                             ----------------------------------
                                             $16,038       $13,277      $11,456
                                             ----------------------------------
                                             ----------------------------------

The provision for income taxes differs from the amount computed by applying the statutory federal income tax rate to income before income taxes. The sources and tax effects of the differences are as follows:

                                                       YEARS ENDED DECEMBER 31,
                                             ----------------------------------
(IN THOUSANDS)                                  1996          1995         1994
-------------------------------------------------------------------------------
Tax at U.S. federal statutory rate based on
   pre-tax income  before minority interest  $19,356       $16,024      $14,055
State income taxes, net of federal benefits    1,777         2,091        2,213
Research tax credits                              --            --          (43)
Tax-exempt income                               (527)         (422)        (846)
Permanently invested profits of foreign
   subsidiaries                               (6,650)       (6,685)      (3,500)
Purchased intangibles                            969         2,019           --
Other                                          1,113           250         (423)
                                             ----------------------------------
Provision for income taxes                   $16,038       $13,277      $11,456
                                             ----------------------------------
                                             ----------------------------------


                                 TWENTY-EIGHT

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
Deferred income taxes result from differences in the timing of certain revenue and expense items for tax and financial reporting purposes. Significant components of deferred tax assets and liabilities are as follows:

                                                                   DECEMBER 31,
                                                        -----------------------
(IN THOUSANDS)                                                1996         1995
-------------------------------------------------------------------------------
Deferred tax assets:
   Deferred income                                       $   2,378    $   2,120
   Inventory valuation and reserves                          5,544        4,597
   Other reserves and accruals                               5,615        5,033
   Fixed assets and leases                                     701           --
   State income taxes                                        2,100        1,871
   Other                                                        --           83
                                                        -----------------------
Total deferred tax assets                                   16,338       13,704
                                                        -----------------------
Deferred tax liabilities:
   Undistributed profits of foreign subsidiaries           (31,558)     (27,194)
   Software and intangibles                                 (3,910)      (2,280)
   Fixed assets and leases                                      --         (928)
   Unrealized gain on available-for-sale securities         (7,095)          --
   Other                                                      (514)         (77)
                                                        -----------------------
Total deferred tax liabilities                             (43,077)     (30,479)
                                                        -----------------------
Net deferred tax liabilities                              $(26,739)    $(16,775)
                                                        -----------------------
                                                        -----------------------

The cumulative unrecognized deferred tax liability related to undistributed earnings of foreign subsidiaries which the Company intends to permanently invest is approximately $30.5 million.

   The Internal Revenue Service is currently examining the Company's tax returns for each of the years ended December 31, 1991, 1990 and 1989. Management believes that adequate provision has been made for any adjustments that might result.



NOTE SIX--COMMITMENTS AND CONTINGENCIES

OPERATING LEASES--The Company leases certain of its facilities under non-cancelable operating leases. Rent expense was approximately $9,385,000, $7,687,000 and $6,314,000 in 1996, 1995 and 1994, respectively.

   Future minimum operating lease payments and commitments associated with the Company's new facilities at December 31, 1996 are as follows (in thousands):
1997-$10,856; 1998-$10,665; 1999-$8,568; 2000-$7,581; 2001-$6,881; thereafter-
$29,772.

CONTINGENCIES--In the ordinary course of business, various claims are made against the Company. Historically, the liability associated with the resolution of such claims has not been significant. The Company is not aware of any claims pending against it, the resolution of which is expected to have a material impact on the Company's financial condition.


                                TWENTY-NINE

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------



NOTE SEVEN--STOCKHOLDERS' EQUITY

STOCK OPTIONS--In 1985, the Company adopted an Incentive Stock Option Plan. Options under this Plan may be granted to any employee (including officers) of the Company. In 1987, the Company adopted a Supplemental Stock Option Plan which allows for options other than incentive stock options to be granted to any employee (including officers) or consultant to the Company. In 1992, the Company adopted a Non-employee Directors' Stock Option Plan. As amended, there were 7,737,617 shares of Common Stock authorized for issuance under these Plans. As of December 31, 1996, there remained 3,851,261 shares reserved for issuance under these Plans.

   Options may be granted at prices generally not lower than fair market value of the Company's Common Stock at the date of grant. Options vest over varying terms of up to four years, as determined by the Board of Directors, and expire five or ten years after the date of grant or upon certain events. At December 31, 1996, options for 1,148,146 shares were exercisable at prices ranging from $0.32 to $49.50 per share.

   Information with respect to activity under the Plans is as follows:

                                                            SHARES UNDER OUTSTANDING OPTIONS
                                                            --------------------------------
                                                                                                         WEIGHTED-
                                  SHARES AVAILABLE           NUMBER OF                                     AVERAGE
                                         FOR GRANT              SHARES         PRICE PER SHARE      EXERCISE PRICE
------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1993                 765,001           1,729,092          $  0.05-$29.50             $ 18.53
   Increase in shares reserved             154,573                  --                      --                  --
   Options cancelled                       141,587            (141,587)         $  0.25-$29.50             $ 20.58
   Options granted                        (887,473)            887,473          $  1.94-$21.75             $ 16.27
   Options exercised                            --            (295,747)         $  0.05-$22.00             $  4.77
                                        --------------------------------------------------------------------------
Balance, December 31, 1994                 173,688           2,179,231          $  0.05-$29.50             $ 19.26
   Increase in shares reserved           2,270,403                  --                      --                  --
   Options cancelled                       170,056            (170,056)         $  0.32-$29.75             $ 22.20
   Options granted                      (1,418,772)          1,418,772          $  1.94-$29.75             $ 27.18
   Options exercised                            --            (407,230)         $  0.05-$28.50             $ 16.55
                                        --------------------------------------------------------------------------
Balance, December 31, 1995               1,195,375           3,020,717          $  0.32-$29.75             $ 22.50
   Increase in shares reserved             400,000                  --                      --                  --
   Options cancelled                       377,047            (377,047)         $  0.32-$49.50             $ 33.31
   Options granted                      (1,228,828)          1,228,828          $ 29.25-$49.50             $ 39.37
   Options exercised                            --            (764,831)         $  0.32-$42.25             $ 20.06
                                        --------------------------------------------------------------------------
Balance, December 31, 1996                 743,594           3,107,667          $  0.32-$49.50             $ 28.45
                                        --------------------------------------------------------------------------
                                        --------------------------------------------------------------------------

The options outstanding at December 31, 1996 have been segregated into four price ranges for additional disclosure as follows (option amounts are recorded in thousands):

                                                                OPTIONS OUTSTANDING                OPTIONS EXERCISABLE
                                   -----------------------------------------------------------------------------------
                                                      WEIGHTED-AVG        WEIGHTED-            OPTIONS       WEIGHTED-
RANGE OF                                  OPTIONS        REMAINING          AVERAGE          CURRENTLY         AVERAGE
EXERCISE                           OUTSTANDING AT      CONTRACTUAL         EXERCISE     EXERCISABLE AT        EXERCISE
PRICES                              DEC. 31, 1996             LIFE            PRICE      DEC. 31, 1996           PRICE
----------------------------------------------------------------------------------------------------------------------
$ 0.32-$ 1.94                                  96             7.64          $  1.84                 46         $  1.74
$15.00-$25.50                               1,145             7.06           $21.36                684          $20.91
$26.23-$39.00                               1,740             8.93           $33.42                406          $31.17
$41.00-$49.50                                 127             9.45           $44.22                 12          $44.05
                                   -----------------------------------------------------------------------------------
                                            3,108             8.22           $28.45              1,148          $24.03
                                   -----------------------------------------------------------------------------------
                                   -----------------------------------------------------------------------------------

EMPLOYEE STOCK PURCHASE PLAN--In 1990, the Company adopted its Employee Stock Purchase Plan, for which permanent, full-time employees who meet certain minimum employment criteria are eligible. As amended, there were 1,000,000 shares of Common Stock authorized for issuance under the Plan. As of December 31, 1996, 889,329 shares had been issued under the Plan (166,069 shares were issued in 1996), with 110,671 shares remaining reserved for issuance under the Plan. Eligible employees may purchase stock at 85% of the lower of the closing price at the beginning or end of the Plan offering period (six-month periods beginning February and August). Through January 1995, Plan purchases were limited to 10% of each employee's compensation; thereafter, Plan purchases are limited to 15% of each employee's compensation.


                                    THIRTY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------



STOCK COMPENSATION--The Company has elected to follow APB No. 25 and related interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under SFAS No. 123 requires the use of option valuation models that were not developed for use in valuing employee stock options. Under APB No. 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of the grant, no compensation expense is recognized.

   Pro forma information regarding the net income and earnings per share is required by SFAS No. 123, and has been determined as if the Company had accounted for its employee stock options granted subsequent to 1994 under the fair value method of that statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model for the multiple-option approach, with the following weighted-average assumptions for 1996 and 1995: risk-free interest rate of 5.71% and 5.81%, respectively; volatility factor of the expected market price of the Company's Common Stock of 45%; no expected dividend payments; and a weighted-average expected life of the option of one year.

   The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of the Company's employee stock options.

   For purposes of pro forma disclosures, the estimated fair value of the options is amortized to pro forma net income over the options' vesting period. The Company's pro forma information follows:

                                                            DECEMBER 31,
                                                  ----------------------
(IN THOUSANDS, EXCEPT PER SHARE DATA)                1996           1995
------------------------------------------------------------------------
Pro forma net income                              $32,174        $29,852
Pro forma earnings per share                      $  1.27        $  1.28

Because SFAS No. 123 is applicable only to options granted subsequent to 1994, its pro forma effect will not be fully reflected until 1998.

STOCK REPURCHASE/SALE--In 1996 and 1995, 2,496,000 and 600,000 shares were repurchased for an aggregate purchase price of $99,991,000 and $14,543,000, respectively. In October 1995, 660,000 shares were issued for an aggregate price of $17,302,000.

401(K) RETIREMENT SAVINGS AND INVESTMENT PLAN--The Company has a 401(k) Plan which, effective January 1, 1994, the Company began matching contributions to the Plan equal to 50% of the first 6% of a participant's salary deferral contribution, subject to a maximum of 3% of the participant's qualifying contribution.


                                  THIRTY-ONE

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------



NOTE EIGHT--GEOGRAPHIC SEGMENT DATA

United States operations primarily consist of product development, sales and marketing, distribution and service. European operations consist of product distribution through the Company's subsidiaries located in the United Kingdom, France, Germany, Italy and Spain, and via third-party distributors in other countries. The Americas, consisting of Latin America, the Caribbean and Canada, engage primarily in product distribution via third-party distributors and direct sales in Mexico and Canada. The Pacific Basin is primarily engaged in product development and manufacturing through the Company's subsidiaries in Taiwan and Kunshan and product distribution through the Company's subsidiaries in Singapore, Hong Kong, Japan, Australia and the People's Republic of China, and via third-party distributors.

   Net sales to unaffiliated customers are based on the location of the customer. Transfers between geographic areas are recorded at amounts generally above cost and in accordance with the rules and regulations of the respective governing tax authorities. Thus, the information may not be indicative of results if the geographic areas were independent organizations. Geographic information for the three years ended December 31, 1996 is presented in the table below.

                                                               GEOGRAPHIC AREA
                                         ------------------------------------------------------
                                            UNITED                                PACIFIC BASIN
(IN THOUSANDS)                              STATES         EUROPE      AMERICAS       AND OTHER    ELIMINATIONS         TOTAL
-----------------------------------------------------------------------------------------------------------------------------
1996
Sales to unaffiliated customers          $ 287,518      $  69,048      $  51,478      $  64,416     $       --      $ 472,460
Intercompany transfers                      28,016         17,971          2,191        262,163       (310,341)            --
                                         ------------------------------------------------------------------------------------
    Net revenues                         $ 315,534      $  87,019      $  53,669      $ 326,579     $ (310,341)     $ 472,460
                                         ------------------------------------------------------------------------------------
                                         ------------------------------------------------------------------------------------
Income from operations                   $     693      $   4,369      $  10,849      $  35,326     $    2,280      $  53,517
                                         ------------------------------------------------------------------------------------
                                         ------------------------------------------------------------------------------------
Income before income taxes               $  13,295      $   4,363      $  10,833      $  36,388     $   (9,577)     $  55,302
                                         ------------------------------------------------------------------------------------
                                         ------------------------------------------------------------------------------------
Identifiable assets                      $ 242,973      $  57,350      $  11,696      $ 263,160     $( 170,199)     $ 404,980
                                         ------------------------------------------------------------------------------------
                                         ------------------------------------------------------------------------------------

1995
Sales to unaffiliated customers          $ 245,988      $  57,018      $  43,111      $  40,899     $       --      $ 387,016
Intercompany transfers                      20,620          6,850             12        210,659       (238,141)            --
                                         ------------------------------------------------------------------------------------
    Net revenues                         $ 266,608      $  63,868      $  43,123      $ 251,558     $ (238,141)     $ 387,016
                                         ------------------------------------------------------------------------------------
                                         ------------------------------------------------------------------------------------
Income from operations                   $   2,489      $   6,261      $  10,370      $  21,740     $      877      $  41,737
                                         ------------------------------------------------------------------------------------
                                         ------------------------------------------------------------------------------------
Income before income taxes               $   8,664      $   6,189      $  10,396      $  22,505     $   (1,972)     $  45,782
                                         ------------------------------------------------------------------------------------
                                         ------------------------------------------------------------------------------------
Identifiable assets                      $ 225,765      $  43,031      $  13,681      $ 177,600     $  (80,561)     $ 379,516
                                         ------------------------------------------------------------------------------------
                                         ------------------------------------------------------------------------------------

1994
Sales to unaffiliated customers          $ 216,055      $  47,395      $  29,996      $  22,662     $       --      $ 316,108
Intercompany transfers                       6,987          3,900            224        153,718       (164,829)            --
                                         ------------------------------------------------------------------------------------
    Net revenues                         $ 223,042      $  51,295      $  30,220      $ 176,380     $ (164,829)     $ 316,108
                                         ------------------------------------------------------------------------------------
                                         ------------------------------------------------------------------------------------
Income from operations                   $   7,326      $   3,370      $   2,938      $  20,054     $    3,781      $  37,469
                                         ------------------------------------------------------------------------------------
                                         ------------------------------------------------------------------------------------
Income before income taxes               $  16,543      $   3,410      $   2,938      $  21,559     $   (4,884)     $  39,566
                                         ------------------------------------------------------------------------------------
                                         ------------------------------------------------------------------------------------
Identifiable assets                      $ 233,303      $  37,151      $   2,023      $ 149,768     $  (91,693)     $ 330,552
                                         ------------------------------------------------------------------------------------
                                         ------------------------------------------------------------------------------------


                                  THIRTY-TWO

REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS



THE BOARD OF DIRECTORS AND STOCKHOLDERS
VERIFONE, INC.

We have audited the accompanying consolidated balance sheets of VeriFone, Inc. at December 31, 1996 and 1995, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of VeriFone, Inc. at December 31, 1996 and 1995, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                                       /s/ Ernst & Young LLP


PALO ALTO, CALIFORNIA
JANUARY 17, 1997




STOCK PERFORMANCE
--------------------------------------------------------------------------------


The following tables set forth, for the periods indicated, the high, low and closing prices for the Company's Common Stock as reported by the New York Stock Exchange and the Nasdaq Stock Market. VeriFone, Inc. began trading on the New York Stock Exchange on August 10, 1995. The prices shown for the period that VeriFone's Common Stock was traded on the Nasdaq Stock Market represent quotations among dealers without adjustments for retail markups, markdowns or commissions, and may not represent actual transactions.

FISCAL YEAR ENDED DECEMBER 31, 1996           HIGH            LOW         CLOSE
-------------------------------------------------------------------------------
First quarter                               47 1/2         25 3/4        42
Second quarter                              52 5/8         35 1/4        42 1/4
Third quarter                               50 1/2         34 1/8        46
Fourth quarter                              45 3/8         28 3/4        29


FISCAL YEAR ENDED DECEMBER 31, 1995           HIGH            LOW         CLOSE
-------------------------------------------------------------------------------
First quarter                               27             20 3/4        24 1/2
Second quarter                              24 3/4         19 3/4        24 1/2
Third quarter                               31 3/8         23 3/4        27 7/8
Fourth quarter                              30 3/8         24 3/4        28 5/8

As of December 31, 1996, there were approximately 1,396 holders of record of the Company's Common Stock. The Company has never paid cash dividends on its Common Stock. The Company currently intends to retain earnings, if any, for use in its business and does not anticipate paying any cash dividends in the foreseeable future.


                                 THIRTY-THREE

QUARTERLY DATA (UNAUDITED)
--------------------------------------------------------------------------------



                                                          YEAR ENDED DECEMBER 31, 1996
                                          --------------------------------------------
                                             FIRST      SECOND       THIRD      FOURTH
(IN THOUSANDS, EXCEPT PER SHARE DATA)      QUARTER     QUARTER     QUARTER     QUARTER
--------------------------------------------------------------------------------------
Net revenues                              $102,927    $124,959    $120,897    $123,677
Costs and expenses:
   Cost of revenues                         54,368      66,661      65,928      69,293
   Research and development                 12,573      14,004      13,070      13,787
   Selling, general and administrative      27,134      29,210      27,007      25,908
                                          --------------------------------------------
   Total costs and expenses                 94,075     109,875     106,005     108,988
                                          --------------------------------------------
Income from operations                       8,852      15,084      14,892      14,689
Interest income, net                           609         750         578        (152)
                                          --------------------------------------------
Income before income taxes                   9,461      15,834      15,470      14,537
Provision for income taxes                   2,744       4,591       4,487       4,216
                                          -------------------------------------------
Net income                                $  6,717    $ 11,243    $ 10,983    $ 10,321
                                          --------------------------------------------
                                          --------------------------------------------
Net income per share                      $   0.26    $   0.43    $   0.42    $   0.42
                                          --------------------------------------------
                                          --------------------------------------------
Shares used in per share calculations       26,039      26,322      26,073      24,515
                                          --------------------------------------------
                                          --------------------------------------------


                                                          YEAR ENDED DECEMBER 31, 1995
                                          --------------------------------------------
                                             FIRST      SECOND       THIRD      FOURTH
(IN THOUSANDS, EXCEPT PER SHARE DATA)      QUARTER     QUARTER     QUARTER     QUARTER
--------------------------------------------------------------------------------------
Net revenues                              $ 80,156    $ 94,850    $102,742    $109,268
Costs and expenses:
   Cost of revenues                         41,233      48,626      54,011      58,486
   Research and development                 10,833      11,109      11,467      11,627
   Selling, general and administrative      21,235      23,127      26,238      27,287
                                          --------------------------------------------
   Total costs and expenses                 73,301      82,862      91,716      97,400
                                          --------------------------------------------
Income from operations                       6,855      11,988      11,026      11,868
Interest income, net                           496         391       2,060       1,098
                                          --------------------------------------------
Income before income taxes                   7,351      12,379      13,086      12,966
Provision for income taxes                   2,132       3,590       3,795       3,760
                                          --------------------------------------------
Net income                                $  5,219    $  8,789    $  9,291    $  9,206
                                          --------------------------------------------
                                          --------------------------------------------
Net income per share                      $   0.21    $   0.36    $   0.38    $   0.37
                                          --------------------------------------------
                                          --------------------------------------------
Shares used in per share calculations       24,389      24,173      24,423      25,186
                                          --------------------------------------------
                                          --------------------------------------------


                                 THIRTY-FOUR

CORPORATE INFORMATION
--------------------------------------------------------------------------------



BOARD OF DIRECTORS

Hatim A. Tyabji
Chairman of the Board, President
and Chief Executive Officer
VeriFone, Inc.

H.H. Haight IV*
Venture Capitalist
Advent International Corporation

J. Robert Harcharik**
Private Consultant in Telecommunications

Thomas E. Peterson*
Vice Chairman
BankAmerica Corporation and
Bank of America NT&SA

John R.C. Porter*
Chairman of the Board
Cast Alloys, Inc.

Clinton W. Silver
Former Deputy Chairman
Marks & Spencer Plc.

A. Michael Spence**
Dean, Graduate School of Business
Stanford University

R. Elton White**
Former President
NCR Corporation


 *   Audit Committee
**   Compensation Committee


VERIFONE MANAGEMENT TEAM

Hatim A. Tyabji
Chairman of the Board, President
and Chief Executive Officer

Robin A. Abrams
Vice President and General Manager,
Americas Group

William G. Barmeier
Senior Vice President, General Counsel
and Secretary

Katherine B. Beall
Vice President, Human Resources

Roger B. Bertman
Vice President, Corporate Development

Eugene K. Buechele
Vice President, Software Development

Eldon M. Bullington
Vice President and Corporate Controller

Gary L. Grant
Vice President, Asia-Pacific, Sales Operations and Marketing

George C. Hoyem
Vice President and General Manager,
Internet Commerce

Larry W. Kessler
Vice President and General Manager,
Asia-Pacific

Thomas J. Kilcoyne
Vice President, Consumer Systems Division

Curtis A. Lindemer
Treasurer

Patrick A. McGill
Vice President and Special Assistant
to the Chairman of the Board

C. Lloyd Mahaffey
Senior Vice President and General Manager,
Global Marketing and Software Systems
Division

James A. Palmer
Executive Vice President, Development and
Manufacturing

Alexander Pappas
Vice President and Chief Information Officer

Anthony T.M. Robertson
Vice President, Development

Jan-Erik Rottinghuis
Vice President, Europe, Middle East and Africa

Michael J. Shade
Vice President, Centum Consulting Services

William L. Smith
Vice President, U.S. Field Technical Support

Elmore E. Waller
Vice President and General Manager,
Petroleum Division

John Weitzner
Vice President, Operations

Robert L. Wilson
Vice President, Business Development,
Chip Card Adoption

Joseph M. Zaelit
Senior Vice President, Finance and
Administration, and Chief Financial Officer


INDEPENDENT AUDITORS

Ernst & Young LLP
Palo Alto, California


STOCKHOLDER INFORMATION

ANNUAL MEETING OF STOCKHOLDERS

The annual meeting of stockholders will be held on Friday, May 9, 1997 at 10:00 a.m. at the Stanford Park Hotel, 100 El Camino Real, Menlo Park, California 94025.

TRANSFER AGENT AND REGISTRAR

For questions concerning stock certificates, transfer of ownership and other matters pertaining to stock registration, please contact:

The First National Bank of Boston
c/o Boston EquiServe
Shareholder Services
m/s 45-01-20
P.O. Box 644
Boston, MA 02101-0644
Phone: 617-575-3120

COMMON STOCK

The Company's stock is listed on the New York Stock Exchange and Pacific Stock Exchange under the ticker symbol VFI.

INVESTOR INFORMATION

A copy of the Company's annual report, proxy statement, SEC Form 10-K, quarterly SEC Form 10-Qs and press releases are available free of charge by writing VeriFone's Investor Relations Department at Three Lagoon Drive, Redwood City,
CA 94065, or calling 415-598-5653.

This information is also available on our Web site: www.verifone.com.


                                  THIRTY-FIVE

CORPORATE INFORMATION
--------------------------------------------------------------------------------



VERIFONE, INC.

Three Lagoon Drive
Redwood City, CA 94065-1561
TEL: 415-591-6500
FAX: 415-598-5504
NET: www.verifone.com


RESEARCH & DEVELOPMENT

One Northwinds Center
2475 Northwinds Parkway, Suite 600
Alpharetta, GA 30201

12830 Earhart Avenue
Auburn, CA 95602-9027

16001 Bay Vista Drive, Suite 200
Clearwater, FL 34620-3102

14881 Quorum Drive, Suite 800
Dallas, TX 75240-7018

2000 West Commercial Blvd., Suite 202
Ft. Lauderdale, FL 33309-3060

Old Dispensary Road
Lapahoehoe, HI 96764-9027

800 El Camino Real
Menlo Park, CA 94025-4800

100 Kahelu Avenue
Mililani, HI 96789-3909

530 Lytton Avenue
Palo Alto, CA 94301-2539

Three Lagoon Drive
Redwood City, CA 94065-1561

VeriFone India Pvt. Ltd.
Indian Express Building, 2nd Floor
Dr. B.R. Ambedkar Road
Bangalore-560 001, India

VeriFone Technology Park
Golf View Homes
Wind Tunnel Road
Murgesh Palya
Bangalore-560 017, India

VeriFone S.A. & VeriFone B.V.
117/119 Quai de Valmy
75484 Paris, Cedex 10, France

VeriFone Pte. Ltd.
24 Raffles Place #14-01/06
Clifford Centre
Singapore 048621

VeriFone Technology Pte. Ltd.
CTS Building, 4th Floor
102 Kuang Fu South Road
10553 Taipei, Taiwan, R.O.C.

VeriFone (UK) Ltd.
Salamander Quay West
Park Lane, Harefield
Uxbridge, Middlesex
UB9 6NZ United Kingdom


MANUFACTURING

3080 Airway Avenue
Costa Mesa, CA 92626-4540

VeriFone Electronics (Kunshan) Co., Ltd.
312, Chin-Yang South Rd.
E.T.D.Z.
Kunshan, Jiang-Su Province, China
215300

VeriFone Taiwan Ltd.
6-2, Hsin Kai Fa Road
N.E.P.Z.
Kaohsiung, Taiwan, R.O.C.

VeriFone Technology Pte. Ltd.
CTS Building, 4th Floor
102 Kuang Fu South Road
10553 Taipei, Taiwan, R.O.C.


DISTRIBUTION

3080 Airway Avenue
Costa Mesa, CA  92626-4540

VeriFone Taiwan Ltd.
6-2, Hsin Kai Fa Road
N.E.P.Z.
Kaohsiung, Taiwan, R.O.C.


CUSTOMER SERVICE

3080 Airway Avenue
Costa Mesa, CA 92626-4540

12540 Westport Road
Louisville, KY 40245-3860

Transaction Technology Pty. Ltd.
Unit 8 552-560 Church Street
North Parramatta NSW 2151


U.S. SALES OFFICES

ATLANTA
USA Division Headquarters
One Northwinds Center
2475 Northwinds Parkway, Suite 600
Alpharetta, GA 30201

CHICAGO
3701 Algonquin Road, Suite 710
Rolling Meadows, IL 60008-3121

DALLAS
14881 Quorum Drive, Suite 800
Dallas, TX 75240-7018

DAYTON
580 Lincoln Park Blvd. East, Suite 222
Dayton, OH 45429-3493

LOS ANGELES
3080 Airway Avenue
Costa Mesa, CA 92626-4540

NEW YORK
One Mountain Blvd., Suite 201
Warren, NJ 07059-5613

PALO ALTO
530 Lytton Avenue
Palo Alto, CA 94301-2539

PORTLAND
VeriFone Finance, Inc.
Oregon Business Park
16100 SW 72nd Avenue, Building 18
Portland, OR 97224-7745

SAN FRANCISCO
Three Lagoon Drive
Redwood City, CA 94065-1561

TAMPA
16001 Bay Vista Drive, Suite 200
Clearwater, FL 34620-3102


INTERNATIONAL SALES OFFICES

ARGENTINA
VeriFone Argentina S.A.
Florida 375-5 Piso Of. "C"
1005 Buenos Aires, Argentina

AUSTRALIA
VeriFone Australia Pty. Ltd.
Level 9, 275 Alfred Street North
North Sydney NSW 2060, Australia

VeriFone Australia Pty. Ltd.
14 Hamilton Street
Mont Albert VIC 3127
Australia


INTERNATIONAL SALES OFFICES

BRAZIL
VeriFone de Brasil, Ltda.
Av. Dr. Chucri Zaidan, 920-90. Andar
Sao Paulo, S.P. Barsil 04583-904

CANADA
VeriFone Ltd.
33 Yonge Street, Suite 730
Toronto, Ontario  M5E 1S9, Canada

FRANCE
VeriFone S.A. & VeriFone B.V.
117/119 Quai de Valmy
75484 Paris, Cedex 10, France

GERMANY
VeriFone GmbH
Otto-von-Guericke-Ring 13-15
65205 Wiesbaden-Nordenstadt, Germany

HONG KONG
VeriFone North Asia Ltd.
20/F Chinachem Century Tower
178 Gloucester Road
Wanchai, Hong Kong

INDIA
VeriFone India Pvt. Ltd.
Indian Express Building
Dr. B.R. Ambedkar Road
Bangalore-560 001, India

ITALY
VeriFone S.r.l.
Via Cesare Cantu, 19
I-20092 Cinisello Balsamo
Milan, Italy

JAPAN
Nihon VeriFone K.K.
Gobancho Center Bldg. 3rd Fl.
10-2, Gobancho, Chiyoda-ku
Tokyo 102, Japan

Latin America & the Caribbean
One Datran Center
9100 South Dadeland Blvd.
Miami, FL 33156-7852

MEXICO
VeriFone, S.A. de C.V.
Monte Elbruz, No. 124, 3rd Floor
Deleg. Miguel Hidalgo
Mexico D.F.  11560

PEOPLE'S REPUBLIC OF CHINA
VeriFone (Beijing)
Rm. 1860 New Century Office Tower
No. 6 Southern Road, Capital Gym.
100044 Beijing, China

SINGAPORE
VeriFone Pte. Ltd.
24 Raffles Place #14-01/06
Clifford Centre
Singapore 048621

SOUTH AFRICA
VeriFone (Pty) Limited
4 Pybus Road
Wierda Valley
Sandton 2146
Republic of South Africa

SPAIN
VeriFone Espana S.A.
Francisco Giralte, 2
28002 Madrid, Spain

VeriFone Espana S.A.
Diputacion, 279 3 3
08007 Barcelona, Spain

UNITED KINGDOM
VeriFone (UK) Ltd.
Salamander Quay West
Park Lane, Harefield
Uxbridge, Middlesex
UB9 6NZ United Kingdom


                                  THIRTY-SIX

VeriFone is an equal employment opportunity and affirmative action employer.

VeriFone, the VeriFone logo, OMNI, Omnihost, Ruby SuperSystem and TRANZ are United States registered trademarks. VeriFone and the VeriFone logo are registered or pending registration in most of the foreign jurisdictions where the Company does business. In addition, SC, vGATE and vPOS are trademarks of the Company. All other brand names or trademarks appearing in this Annual Report are the property of their respective holders.

[LOGO] VERIFONE

GLOBAL HEADQUARTERS
Three Lagoon Drive
Redwood City, CA 94065-1561 #14-01/06
TEL: 415-591-6500
FAX: 415-598-5504
NET: www.verifone.com


USA DIVISION SALES & SUPPORT
One Northwinds Center
2475 Northwinds Parkway, Suite 600
Alpharetta, GA 30301
TEL: 770-410-0890
FAX: 770-754-3478

ASIA-PACIFIC SALES & SUPPORT
VeriFone Pte. Ltd.
24 Raffles Place #14-01/06
Clifford Centre
Singapore, 048821
TEL: 65-538-5110
FAX: 85-538-5120

CANADA SALES & SUPPORT
VeriFone Ltd.
33 Yonge Street, Suite 730
Toronto, Ontario M5E 1S9, Canada
TEL: 416-214-1334
FAX: 416-214-5599

EUROPE, MIDDLE EAST & AFTICA SALES & SUPPORT
VeriFone S.A. & VeriFone B.V.
117/119 Quaide Valmy
75484 Parie, Cadex 10, France
TEL: 33-153-356-000
FAX: 33-153-358-002

LATIN AMERICA & THE CARIBBEAN SALES & SUPPORT
One Datran Center
9100 South Dadeland Blvd.
Miami, FL 33156-7852
TEL: 305-670-1820
FAX: 305-670-1699